Exhibit 10.1

LEASE

WINCHESTER WORKS

NEW HAVEN, CONNECTICUT

BETWEEN

WINCHESTER OFFICE LLC

AND

QUANTUM-SI INCORPORATED

December 28, 2021

1.	Schedule A - Legal Description of the Property
2.	Schedule A-1 - Premises
3.	Schedule 9A – Insurance Coverage – Tenant’s Work
4.	Schedule 10B – Insurance Coverage
5.	Schedule 20 – Rules & Regulations
6.	Schedule 24 – Signage
7.	Schedule 34 – Existing Tenant ROFO Rights
8.	Schedule 35 – Work Letter

LEASE

WINCHESTER WORKS

NEW HAVEN, CONNECTICUT

LEASE made as of December 28, 2021 (the "Lease") between WINCHESTER OFFICE LLC, with an office address as set forth in Section 27 below (“Landlord”) and QUANTUM-SI INCORPORATED, with an address at 530 Old Whitfield Street, Guilford CT 06473 ("Tenant");

W I T N E S S E T H:

Landlord hereby leases to Tenant, and Tenant hereby accepts, certain premises (the “Premises”) comprising the entire third (3rd) and fourth (4th) floors and a portion of the first (1st) floor as designated on the plan attached hereto as Schedule A-1 in the Building commonly known as 115 Munson Street (the “Building”) which comprises a portion of the improvements located on land in New Haven, Connecticut described in Schedule A hereto (the "Land"; the Building and such improvements are collectively referred to as the “Property”), subject to the covenants, terms, provisions and conditions of this Lease.

Landlord is the tenant of the portion of the Land under the parking lot located thereon pursuant to that certain Tract J Parking Ground Lease dated as of February 18, 2011 (the “Parking Lease”) and also the tenant of the balance of the Land pursuant to that certain Amended and Restated Ground Lease dated as of October 30, 2013 (the “Master Lease”; the Parking Lease and Master Lease are sometimes jointly referred to as the “Ground Leases”).

In consideration thereof, Landlord and Tenant covenant and agree as follows:

1.	TERM.

Landlord shall deliver possession of the Premises to Tenant within seven (7) days after the date of this Lease.  The term of this Lease (the “Term”) shall commence on the date of such delivery (the “Commencement Date”) and end on the expiration of one hundred twenty (120) full calendar months from the Rent Commencement Date, as defined below (the “Termination Date”), unless sooner terminated or extended as provided herein.

2.	PREMISES; POSSESSION; CONDITION OF THE PREMISES.

A.         The Premises are leased with the right of Tenant to use, and for its employees and agents to use, in common with other entities entitled thereto, such common areas and facilities of the Building and Land as Landlord may from time to time designate and provide.  The parties hereto agree that for the purposes of this Lease, the rentable area of the Premises shall be deemed to be 67,437 square feet, not subject to remeasurement.

B.         Tenant acknowledges and agrees that except to the extent expressly provided herein, Tenant shall have no right to use or occupy the following:  (i) any areas above the finished ceiling or integrated ceiling systems, or below the finished floor coverings that are not part of the leasehold improvements to the Premises, (ii) janitor’s closets, (iii) stairways and stairwells to be used for emergency exiting or as common areas, (iv) rooms for mechanical or electrical systems or connection of telecommunications equipment, (v) vertical transportation shafts, (vi) vertical or horizontal shafts, risers, chases, flues or ducts, and (vii) any easements or rights to natural light, air or view.

C.          Except as otherwise expressly stated in this Lease, Tenant agrees to accept the Premises in their present “as is” condition as of the Commencement Date, provided that all base Building mechanical, electrical, plumbing, fire protection, heating and air conditioning and life safety systems serving the Premises shall be in good working order.  Landlord makes no representation whatsoever as to the condition of the Premises or their suitability for Tenant’s purposes.

D.        If Landlord is unable to deliver possession of the Premises to Tenant on or before the Commencement Date due to any force majeure as defined in Section 26(AA) herein, Landlord shall not be subject to any liability therefor, and such failure shall not affect the validity of this Lease or the obligations of Tenant hereunder, but the Commencement Date shall be the date that Landlord delivers possession of the Premises and the Termination Date shall be adjusted accordingly. Notwithstanding the previous sentence, in the event that the Premises is not delivered to Tenant on or before that day that is seven (7) days following the date of this Lease, Tenant shall receive one day’s free rent for each day of delay until the Premises is so delivered, and, subject to Section 26 AA (Miscellaneous) set forth below, provided any such delay as set forth in Section 26 AA is not to exceed thirty (30) days in the aggregate, if the Premises are not delivered to Tenant by the date which is thirty (30) days following the date of this Lease, Tenant shall have the right to terminate this Lease upon written notice to Landlord, provided if Landlord delivers possession of the Premises as required under this Lease within five (5) days of Tenant’s election to terminate, Tenant’s election to terminate shall be null and void and this Lease shall be in full force and effect.

3.	RENT.

Tenant shall pay to Landlord’s agent at the address set forth in Paragraph 27 (Notices) below, or pursuant to ACH wire instructions as Landlord may from time to time designate in writing, in good funds, rent as set forth in the Base Rent Schedule below (the “Base Rent”).  Beginning on the date that is one hundred eighty (180) days following the Commencement Date (the “Rent Commencement Date”) and throughout the Term, Tenant shall pay the Base Rent in installments in the monthly amounts shown on the Base Rent Schedule below, in advance, on the first day of each calendar month thereof, for the portion of the Term to which such amount applies, without any set-off or deduction whatsoever.  Notwithstanding anything contained in this Lease to the contrary, in the event that Tenant’s Work (as set forth in Schedule 35 attached hereto) is delayed due to an event of force majeure or Landlord Delay, Tenant may provide written notice to Landlord specifying the commencement of such delay (“Delay Start Date”), and the Rent Commencement Date shall be postponed day-for-day for that period from the Delay Start Date until such event has resolved, provided that in no event shall any such delay due to force majeure extend the Rent Commencement Date for more than thirty (30) days in the aggregate.  The term “Lease Year” as used in this Lease shall mean, in the case of the First Lease Year, the twelve (12) full calendar months, plus any partial month following the Rent Commencement Date and thereafter Lease Year shall mean each successive twelve (12) calendar month period Rent for any partial month shall be prorated.  The first one (1) full monthly installment of Base Rent, together with any prorated amount for any partial month at the beginning of the Term, shall be due on the Commencement Date.

BASE RENT SCHEDULE

Period	Annual Base Rent	Monthly Base Rent
Months 1-6	$0.00	$0.00
Months 7-18	$2,292,858.00	$191,071.50
Months 19-30	$2,350,179.45	$195,848.29
Months 31-42	$2,408,933.94	$200,744.49
Months 43-54	$2,469,157.28	$205,763.11
Months 55-66	$2,530,886.22	$210,907.18
Months 67-78	$2,594,158.37	$216,179.86
Months 79-90	$2,659,012.33	$221,584.36
Months 91-102	$2,725,487.64	$227,123.97
Months 103-114	$2,793,624.83	$232,802.07
Months 115-126	$2,863,465.45	$238,622.12

In addition to the above prepayment of monthly Base Rent, Tenant shall deposit with Landlord at the time of the execution of this Lease the sum of Five Hundred Seventy-Three Thousand Two Hundred Fourteen and 50/100 Dollars ($573,214.50) in cash as security for the faithful performance by Tenant of its obligations pursuant to this Lease (the “Security Deposit”).  In the event that Tenant defaults in any of its obligations pursuant to this Lease or otherwise fails to pay, when due, any amount due from Tenant to Landlord, Landlord may apply all or part of the Security Deposit toward such amounts owed and toward any and all damages owed to Landlord by Tenant as a result of such default.  In the event that Landlord so applies any portion of the Security Deposit, Tenant shall immediately deposit with Landlord, or deliver to Landlord a replacement letter of credit, at Landlord’s election, the amount necessary to restore the Security Deposit to the amount existing prior to such application and failure to do so shall entitle Landlord to all remedies set forth in Section 21 (Default and Remedies).  Landlord shall place the Security Deposit in a non-interest bearing account, which may be commingled with other funds of Landlord.  Landlord agrees to return any remaining Security Deposit, along with the interest accrued on the Security Deposit, within thirty (30) days after the expiration of the Term of this Lease as the same may be extended, provided that there are no outstanding defaults at such time.  Tenant shall, and shall cause the issuer of the letter of credit to, at Tenant’s sole expense, reasonably cooperate with Landlord and its successor with respect to replacing any letter of credit in connection with the transfer of Landlord’s interest in the Property.

4.	ADDITIONAL RENT.

In addition to paying the Base Rent specified in Section 3 hereof, Tenant shall pay, as Additional Rent, the amounts determined as hereinafter set forth in this Section 4.  The payments set forth in this Section 4 and all other amounts due from Tenant to Landlord under the Lease except the Base Rent are collectively referred to as “Additional Rent.”  Except as expressly provided to the contrary, Additional Rent shall be payable upon demand.  The Base Rent and the Additional Rent are sometimes collectively referred to herein as the “Rent.”

A.          Definitions.  As used in this Section 4 and throughout the Lease, the terms:

(i)         "Calendar Year" shall mean each calendar year in which any part of the Term falls, through and including the year in which the Term expires;

(ii)         “Office Portion” shall mean that portion of the Building, as the same may be altered, reduced, expanded or replaced from time to time which is leased or leaseable for general office and/or laboratory, as opposed to retail, use.

(iii)        "Tenant's Proportionate Share" shall mean for the purpose of calculating Tenant’s share of each of Operating Expenses and Taxes, the percentage obtained by dividing the gross rentable square foot area of the Premises by the gross rentable square footage of the Building.  The parties agree that Tenant’s Proportionate Share shall be 52.60%, subject to adjustment in the event of: (a) any change in the size of the Premises, the Office Portion (currently 128,212 rentable square feet) and/or the Building and (b) any equitable adjustments pursuant to the following sentence. Tenant agrees that for the purposes of calculating Operating Expenses and/or Taxes, Landlord may, from time to time, allocate in accordance with  reasonable, property management practices certain of such costs to the Office Portion and/or retail portion of the Building in order that such costs are equitably apportioned to reflect the differences, if any, in expenses (including Taxes) reasonably attributable to the respective portions of the Building and in such event, Tenant’s Proportionate Share of the Office Portion and the amount of Additional Rent shall be adjusted accordingly.

(v)          "Taxes" shall mean all real estate taxes, ad valorem taxes and assessments, general and special assessments, taxes on real estate rental receipts, taxes on Landlord’s gross receipts, or any other tax imposed upon or levied against real estate or upon owners of real estate and any business improvement district, licensing fees, or similar charges (but specifically excluding income taxes) payable with respect to or allocable by any taxing authority to the Property and any personal property taxes on property used in connection with the Property (including, but not limited to, any and all payments in lieu of any such taxes or assessments) together with the reasonable costs of any negotiation, contest or appeal pursued by Landlord in an effort to reduce any such taxes (collectively “Taxes”).

(vi)        "Operating Expenses" shall mean all expenses, costs and disbursements (other than Taxes) of every kind and nature paid or incurred by Landlord in connection with the ownership, management, servicing, operation, maintenance and repair of the Property, except the following:

a.         Costs of alterations, renovations, decoration, or painting of any tenant's premises;

b.          Principal or interest payments on loans secured by mortgages or trust deeds on the Building and/or on the Land, and/or lease payments on the Land, if any;

c.           Costs of capital improvements (as determined in accordance with GAAP), except that Operating Expenses shall include the cost during the Term, as reasonably amortized by Landlord with interest on the unamortized amount, at the rate of 2% per annum above the prime rate of interest published from time to time by The Wall Street Journal or its successor (the “Prime Rate”), of: (1) any capital improvement which is intended to reduce any component cost included within Operating Expenses; (2) the cost of any capital improvements which are necessary to keep the Property in compliance with all governmental rules and regulations, life safety and fire codes, and insurance requirements applicable from time to time thereto; and (3) the cost of any capital items intended to improve or maintain the safety, health or well-being of occupants of the Property or maintain the quality, appearance or condition of the Property;

d.           Real estate brokers' leasing commissions, attorneys' fees, costs and disbursements, and other expenses incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants;

e.           Repairs or other work occasioned by fire, flood, earthquake, rain, hail, wind storm or other casualty or by the exercise of the power of eminent domain to the extent that such repairs or work is reimbursed to Landlord by the insurance carrier or condemning authority;

f.         Services or other benefits of a type which are not provided to Tenant, but which are provided to other tenants or occupants;

g.          The excess over competitive costs by independent suppliers and contractors of the costs and supplies and services provided by subsidiaries and affiliates of Landlord;

h.        Landlord's general overhead, except to the extent expended in connection with the management and operation of the Property;

i.             Sculptures, paintings, or other objects of art;

j.           Any HVAC, janitorial, electricity or other services the cost of which is billed separately to tenants or third parties to the extent Landlord is actually reimbursed by such tenants or third parties;

k.          Costs of repairs necessitated by Landlord's negligence or willful misconduct or of correcting any latent defects or original design defects in the Building, construction, materials or third parties (but not the cost relating to ordinary repair, replacement and maintenance) or repairs due to total or partial destruction of the Building or condemnation of a portion of the Building;

l.             Deductions for the depreciation of the Building;

m.           Costs of curing any violation of laws in effect as of the date of the Lease; and

n.            Costs of complying with hazardous waste and environmental laws not due to Tenant’s violation of Section 31, including, without limitation, costs incurred in connection with any environmental testing, monitoring, clean-up, response action, or remediation on, in, under or about the Premises or the Building including, but not limited to, costs and expenses associated with the defense, administration, settlement, monitoring or management of them;

B.        Expense Adjustment.  Tenant shall pay to Landlord or Landlord's agent as Additional Rent, an amount ("Expense Adjustment Amount") equal to the Tenant's Proportionate Share of the total Operating Expenses (as such total may be adjusted) incurred with respect to each Calendar Year.  Tenant shall pay Landlord’s reasonable estimate of the Expense Adjustment Amount with respect to each Calendar Year in monthly installments, in an amount estimated from time to time by Landlord and communicated by written notice to Tenant, or, at Landlord’s option, Tenant shall pay the Expense Adjustment Amount annually within fifteen (15) business days of demand.  Landlord shall cause to be kept books and records showing Operating Expenses in accordance with an appropriate system of accounts and accounting practices consistently maintained. Within a reasonable time following the close of each Calendar Year, Landlord shall cause the amount of the Expense Adjustment Amount for such Calendar Year to be computed based on the actual Operating Expenses for such Calendar Year and Landlord shall deliver to Tenant a statement of the actual Operating Expenses and the Expense Adjustment Amount for such Calendar Year and Tenant shall pay any deficiency to Landlord as shown by such statement within fifteen (15) business days after receipt of such statement.  If the total of the estimated monthly installments paid by Tenant during any Calendar Year exceeds the actual Expense Adjustment Amount due from Tenant for such Calendar Year, provided Tenant is not in default of its obligations hereunder, any such excess shall be, at Landlord’s option: (i) refunded to Tenant within thirty (30) business days of Landlord’s delivery of the notice regarding such amounts, or (ii) credited against any amount then due to Landlord or, if none, against payments next due hereunder.  Tenant agrees that if less than 95% of the Building’s rentable area shall have been occupied by tenants at any time during any Calendar Year, Operating Expenses shall be determined for such Calendar Year to be an amount equal to the like expense which would normally be expected to be incurred had such occupancy been 95% throughout such Calendar Year.

C.        Adjustment and Allocation of Operating Expenses.  Tenant acknowledges that if Landlord is not furnishing any particular work or service, the cost of which, if performed or provided by Landlord, would be included in Operating Expenses to any tenant who has undertaken to perform such work or obtain service in lieu of the performance or provision thereof by Landlord, Operating Expenses shall be deemed for the purposes of determining the Expense Adjustment Amount to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord at market rates if it had at its own expense furnished such work or service to such tenant.  Landlord may make reasonable allocations and adjustments of Operating Expenses in accordance with customary reasonable property management practices as may be necessary or desirable in order to ensure that Operating Expenses that benefit only certain tenants of the Office Portion, retail portion and/or laboratory portions of the Property are allocated in full among the tenants benefiting from such Operating Expenses.

D.         Tax Adjustment.  Tenant shall pay to Landlord or Landlord's agent as Additional Rent, an amount ("Tax Adjustment Amount") equal to the Tenant's Proportionate Share of the Taxes incurred with respect to each Calendar Year.  The Tax Adjustment Amount with respect to each Calendar Year shall be paid in monthly installments, in an amount estimated from time to time by Landlord and communicated by written notice to Tenant or, at Landlord’s option, Tenant shall pay the Tax Adjustment Amount from time to time (but not more often than when Taxes are payable by Landlord) within fifteen (15) business days of demand.  Following the close of each Calendar Year, Landlord shall cause the amount of the Tax Adjustment Amount for such Calendar Year to be computed and Landlord shall deliver to Tenant a statement of such amount and Tenant shall pay any deficiency to Landlord as shown by such statement within fifteen (15) business days after receipt of such statement.  If the total of the estimated monthly installments paid by Tenant during any Calendar Year exceeds the actual Tax Adjustment Amount due from Tenant for such calendar year, provided Tenant is not in default of its obligations hereunder, any such excess shall be, at Landlord’s option: (i) refunded to Tenant or (ii) credited against any amount then due to Landlord or, if none, against payments next due hereunder.  The amount of any refund of Taxes received by Landlord shall be credited against Taxes for the calendar year in which the installment of Taxes to which such refund applies was due and payable.  All references to Taxes "for" a particular calendar year shall be deemed to refer to Taxes paid during such calendar year without regard to when such Taxes are assessed or levied.  Delay in computation of the Tax Adjustment Amount shall not be deemed a default hereunder or a waiver of Landlord's right to collect the Tax Adjustment Amount even if made subsequent to the expiration or termination of this Lease.

E.       Right to Audit.  Once per calendar year, within thirty (30) days of receipt of Landlord’s statement, Tenant shall have the right to cause a third-party professional compensated on a non-contingent basis, to audit and inspect the Landlord’s records with respect to Operating Expense and Taxes, at Tenant’s sole cost and expense. Tenant and its agents shall keep all of Landlord’s records, and the results of any audit, confidential.  In the event that there is a genuine dispute to the amount owed by Tenant with respect to either Operating Expenses or Taxes, Landlord and Tenant agree to submit the dispute for binding arbitration. In the event it is determined that that Tenant overpaid Operating Expenses for such year by more than five percent (5%), then Landlord shall reimburse Tenant for the reasonable actual out of pocket cost of the review, not to exceed $5,000 for any audit.

5.	USE OF PREMISES; COMPLIANCE WITH LAWS.

Tenant shall use and occupy the Premises solely for general offices and as a research and development facility (including Laboratory Use as defined below), consistent with first-class office and research and development buildings in the City of New Haven. Notwithstanding anything to the contrary, in no event shall Tenant or anyone claiming by through or under Tenant (x) perform work at or above the risk category Biosafety Level 2 as established by the Department of Health and Human Services (“DHHS”) and as further described in the DHHS publication Biosafety in Microbiological and Biomedical Laboratories (5th Edition) (as it may be or may have been further revised, the “BMBL”) or such nationally recognized new or replacement standards as the parties may agree if applicable to similar facilities in the City of New Haven, or (y) perform laboratory research on humans, non-human primate or canine animals in the Building.  Tenant shall have the right to access its Premises 24 hours a day, 365 days a year.

Tenant shall not use or permit the use of the Premises for any purpose prohibited under the Ground Lease, or which is illegal, dangerous to persons or property, or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation of the Building. Subject to its right to contest the legality or applicability thereof, Tenant shall comply with all laws, including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities, and with all applicable Regulations of the National Board of Fire Underwriters, including Compliance and with the National Fire Code Bulletins, NFPA 30 (the Flammable and Combustible Liquids Code) and NFPA 45 (the standard for Fire Protection in Laboratories using Chemicals) regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises (collectively, “Applicable Laws”).  Laboratory Use shall mean laboratory space that (a) is solely for work with dry stored materials, electronics, or large instruments with few piped services and with utility service requirements that are comparable to typical office use (“Dry Lab”), or (b) utilizes chemicals, drugs, or other material or biological matter that are tested and analyzed requiring water, direct ventilation, and specialized piped utilities (“Wet Lab”).

Tenant’s use of utilities shall not exceed, either in voltage, pressure, rated capacity, or overall load (as applicable), and use of any utility service or Building system shall not exceed, the capacities of the Property or the Premises. If Tenant requests permission to consume excess utility services, Landlord may condition consent upon conditions that Landlord reasonably elects (including, without limitation, the installation of utility service upgrades, additional submeters, air handlers or cooling units), and the additional reasonable out-of-pocket installation and maintenance costs shall be paid by Tenant (with usage being charged in the manner of other utilities hereunder). In the event that Tenant’s use of any utility service exceeds such capacities, and Tenant does not decrease such use within ten (10) days of receipt of (or, if such use materially adversely affects the Property, immediately upon) notice from Landlord of such excessive use, then Landlord may, at Tenant’s sole cost and expense, undertake any upgrades to the utility service or Building systems servicing the Premises reasonably necessary to address such overburdening and Tenant shall pay, as Additional Rent, the cost of any such excess service or system within fifteen (15) business days after invoice.

Notwithstanding anything in this Lease to the contrary, Landlord, at Landlord’s own cost, shall be responsible for compliance of the Property, Building and common areas, but excluding the Premises only as it relates to Tenant’s specific use of the Premises including the Laboratory Use, with Applicable Laws, unless such compliance is due to the act or omission of Tenant.  Any required additions, alterations or changes necessary to the Premises, Building or common areas made necessary by violations existing as of the Effective Date, shall be performed by Landlord at Landlord’s sole cost, as soon as reasonably possible after notice of any such violation.

6.	ELECTRICITY; UTILITIES; TELECOMMUNICATION SERVICES.

A.        Landlord shall provide electricity to the Premises and Tenant shall pay all costs therefor as reasonably determined by Landlord pursuant to a submeter or otherwise, plus a five percent (5%) administrative fee, within fifteen (15) business days of demand. In addition, Landlord shall provide boiler hot water, domestic hot and cold water service, condenser water for any and all HVAC systems serving the Premises (“HVAC”), and, if applicable, gas serving the Premises via any connections that are part of Tenant’s Work as shown on the Landlord-approved Final Working Drawings and Specifications (as that term is defined herein); and Tenant shall pay all costs therefor as reasonably determined by Landlord within ten (10) days of billing pursuant to the separate submeters, including, as applicable, BTU submeters, serving the Premises, plus a five percent (5%) administrative fee.  Tenant will contract directly with third party providers and will be solely responsible for paying for all telephone, data transmission, video and other telecommunication services (“Utility Services”) subject to the terms of this Section.

B.          Providers.  Each Utility Services provider that does not already provide service to the Building shall be subject to Landlord’s approval, which Landlord may not unreasonably withhold, provided that making such Utility Services’ available shall be at no cost to Landlord.  Without liability to Tenant, Landlord may elect from time to time to change the provider(s) of any Utility Service, provided, however, that Tenant shall at all times have access to one or more Services provide at market rates.

C.          Tenant’s Wiring.  Landlord may, in its sole discretion, designate the location of all wires, cables, fibers, equipment, and connections for Tenant’s Utility Services (“Tenant’s Wiring”) and restrict and control access to electrical and voice/data cabinets and rooms.  Tenant may not use or access any portion of the Building, including the common areas or roof, for Tenant’s Wiring without Landlord’s prior written consent, which Landlord shall not unreasonably withhold, or for which Landlord may charge a commercially reasonable fee as determined by Landlord in its reasonable discretion, but provided that any and all costs associated with Tenant’s Wiring shall be at Tenant’s sole cost and expense.  Notwithstanding anything to the contrary and without limiting Tenant’s obligations pursuant to Section 15, on or before the expiration or termination of the Term of this Lease, at Tenant’s expense and subject to the provisions of Section 8, and unless otherwise mutually agreed to between Landlord and Tenant at the time of installation or at the time of the expiration or termination of the Term, Tenant shall remove Tenant’s telecommunication and related wiring from the Premises and the Building and restore any damage done as a result of such removal, provided that Landlord may, but shall not be obligated to, remove such wiring and, in such event, Tenant shall pay Landlord, as Additional Rent, the cost of such removal, including any required time of Building personnel at Building standard rates, upon receipt of an invoice therefor from Landlord.

D.          This Section 6 is solely for Tenant’s benefit, and no one else shall be considered a third-party beneficiary of these provisions.

7.	SERVICES.

A.          List of Services.

Landlord shall provide the following services during the Term:

(i)           Access to the Premises on a 24 hour per day/7day per week basis subject to force majeure and the other provisions of this Lease;

(ii)          Security personnel located in the lobby of the Building during the Building business hours of 8am to 6pm.

B.          Additional Services.

Landlord may, at Tenant’s sole cost and upon reasonable advance notice not less than twenty-four (24) hours prior to Landlord, provide the following additional services during the Term upon request from Tenant:

(i)          Security escort of Tenant’s employees to the on-site parking facility located at the Property as further described in Section 30 herein.  In connection with the foregoing, Landlord shall invoice Tenant for the reasonable costs of such services provided, and Tenant shall promptly pay within fifteen (15) business days of receipt of Landlord’s invoice.

C.         Interruption.  Tenant agrees that Landlord shall not be liable for damages, and the Rent shall not abate, for failure to furnish or delay in furnishing any service in a timely manner due to casualty, condemnation or by reason of force majeure or any other reason other than the gross negligence or intentional misconduct of Landlord or Landlord’s employees, contractors or agents.  Any failure or delay as a result of these reasons shall not be considered an eviction or disturbance of Tenant's quiet enjoyment, use or possession of the Premises. In no event shall Landlord be liable for consequential damages.  Notwithstanding the foregoing, in the event an interruption in utilities last for longer than five (5) business days due to Landlord’s negligent act or omission, and Tenant is unable to use the Premises for the Laboratory Use as defined below as a direct result of such interruption, and ceases to conduct business in the Premises, Tenant shall receive a day for day rent abatement for each day of interruption following the five (5) business day period.

8.	REPAIRS.

A.         Maintenance by Landlord.  Landlord shall maintain, repair and replace (as may be necessary) the structure and the mechanical systems of the Building and the Premises excluding any mechanical and utility systems which are Tenant’s obligation per Section 8B below, and shall be responsible for  structural repairs to the roof, exterior walls, structural columns and structural floors which collectively enclose the Premises (excluding, however, all doors, door frames and any glass therein); provided (i) Tenant shall give Landlord written notice of the necessity for such repairs and (ii) the necessity for such repairs shall not have arisen, in whole or in part, from the negligence or willful acts or omissions of Tenant, its agents, concessionaires, officers, employees, licensees, invitees or contractors (“Tenant Parties”), or from any breach of this Lease by Tenant.  To the extent that Landlord is required to perform any work as set forth in the foregoing sentence, said costs shall be included in Tenant’s Operating Expenses.  In addition, Landlord shall be responsible to maintain the common areas of the Property, including but not limited to, cleaning, landscaping, shoveling and plowing the common areas, and included in Tenant’s Operating Expenses.  Tenant shall have the right to contract directly with cleaning services and trash removal for the Premises, provided that such services are performed in a manner reasonably commensurate with the Building, in labor harmony with other service providers in the Building, and in manner so as not to  interfere with other tenants of the Building.  In the event that Tenant does not elect to hire its own cleaning services and trash removal for the Premises, Landlord shall provide nightly cleaning and trash removal for the Premises at Tenant’s sole cost and expense as Additional Rent.  The foregoing services, whether performed by Tenant’s service or provided by Landlord, shall be in accordance with prevailing standards for buildings similar to the Building in New Haven, CT.

B.          Maintenance by Tenant.  Tenant will, at Tenant's own expense, keep the Premises, including the portion of any Building systems and equipment exclusively serving the Premises, in good order, repair and condition at all times during the Term, and Tenant shall promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances, subject to the periodic inspection and approval of the Landlord, and within any reasonable period of time specified by the Landlord.  Such work shall be done at Tenant's expense by contractors approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.  If the Tenant does not do so, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the reasonable cost thereof plus a five percent (5%) administrative charge, as well as any reasonable out-of-pocket costs or expenses arising from Landlord's involvement with such repairs and replacements forthwith upon being billed for same. Subject to the applicable provisions of this Lease, Landlord may, but shall not be required to, enter the Premises at all reasonable times and upon not less than twenty-four (24) hours advanced electronic mail notice (except in the case of an emergency) to inspect the Premises and to make such repairs, alterations, improvements and additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental authority or court order or decree. Landlord warrants that for twelve (12) months following the Commencement Date, the base building mechanical, electrical, plumbing, fire protection, heating and air conditioning and life safety systems within or serving the Premises shall be in substantially the same condition as on the Commencement Date, subject to reasonable wear and tear and Tenant’s acts or omissions, including, without limitation, Tenant’s failure to service and maintain said systems.

9.	ALTERATIONS.

A.         Except for interior, non-structural alterations which do not affect the systems of the Premises or Building and do not cost more than $100,000 in any instance, which shall not require Landlord’s consent, Tenant agrees that it shall not make or allow to be made any alterations, or improvements to the Premises without first obtaining the written consent of Landlord in each instance, which consent may be conditioned, given, or withheld in Landlord's sole discretion as to alterations or improvements which affect the electrical, plumbing, mechanical, HVAC, or other systems or components, of the Building (collectively referred to herein as the "Building Systems") or the structure of the Building.  In all other cases, Landlord shall not unreasonably withhold or delay its consent.  At the time of said request, Tenant shall submit to Landlord plans and specifications of the proposed alterations, additions, or improvements, and Landlord shall have a period of not less than thirty (30) days therefrom in which to review and approve or disapprove said plans.  In addition to the construction supervisory fee set forth below, in connection with any review of such plans and specifications, if Landlord engages the service of a third party architect, engineer or other consultant to assist Landlord in such review, Tenant shall pay to Landlord upon demand the reasonable cost and expense incurred by Landlord for the services of such third party consultant in reviewing said plans and specifications, as Additional Rent.  In any instance where Landlord grants such consent, and permits Tenant to use its own contractors, laborers, materialmen, and others furnishing labor or materials for Tenant's construction (collectively, "Tenant's Contractors"); Landlord shall have the right to approve all of Tenant’s Contractors, which approval shall not be unreasonably withheld, conditioned or delayed, Landlord's consent shall be deemed conditioned upon each of Tenant's Contractors (i) working in harmony and not interfering with any laborer utilized by Landlord, Landlord's contractors, laborers, or materialmen and if at any time such entry by one or more persons furnishing labor or materials for Tenant's work shall cause such disharmony or interference, the consent granted by Landlord to Tenant may be immediately rescinded by Landlord; and (ii) furnishing Landlord with evidence of acceptable commercial general liability insurance, builder's risk and worker's compensation and other coverage in accordance with the provisions of Schedule 9A attached hereto and if required by Landlord, completion bonding. Tenant, at its expense, shall obtain all necessary governmental permits and certificates for the commencement and prosecution of alterations, additions, or improvements and for final approval thereof upon completion, and shall cause any alterations, additions, or improvements to be performed in compliance therewith and with all applicable laws and requirements of public authorities and with all applicable requirements of the insurance carrier furnishing insurance for the Building.  All alterations, additions, or improvements shall be performed in a good and workmanlike manner, using materials and equipment at least equal in quality and class to the better of (x) the original installations of the Building, or (y) the then prevailing standards in the Building as reasonably promulgated by Landlord.  Upon the completion of Tenant’s work, Tenant shall provide Landlord originals of all waivers or releases of lien from each of Tenant's contractors and subcontractors, as well as as-built drawings, stamped and sealed by a licensed architect, showing all improvements, alterations, or additions made to the Premises or the Building and further, Tenant shall pay to Landlord, as Additional Rent, an administrative fee of (i) three percent (3%) of the total cost of such work for projects costing $50,000 or more in the aggregate and (ii) five percent (5%) of the total cost of such work for projects costing less than $50,000 to reimburse Landlord for the costs incurred by its construction manager in inspecting and supervising such work.  The preceding construction supervision shall not apply to any initial improvements made by Tenant, but the same shall apply in each and every instance thereafter throughout the Term, as the same may be extended.  No improvements, alterations, or additions to the Building or the Premises shall be removed by Tenant either during the Term or upon the Expiration Date or the earlier termination of this Lease without the express written approval of Landlord, which approval shall not be unreasonably withheld or conditioned.  Tenant shall not be entitled to any reimbursement or compensation resulting from its payment of the cost of constructing all or any portion of said improvements, alterations, or additions thereto unless otherwise expressly agreed by Landlord in writing.

B.         Landlord's approval of Tenant's plans shall impose no responsibility or liability on the part of Landlord for their completeness, design sufficiency, utility consumption or compliance with Applicable Laws.

C.          At least ten (10) business days prior to the commencement of any work permitted to be done by persons requested by Tenant on the Premises, Tenant shall notify Landlord in writing of the proposed work and the names and addresses of Tenant's Contractors.  During any such work on the Premises, Landlord, or its representatives, shall have the right to go upon and inspect the Premises at all reasonable times upon advanced notice, and shall have the right to post and keep posted thereon such building permits as may be required under the law or to take any further action which Landlord may deem to be reasonably necessary for the protection of Landlord's interest in the Premises and the Building.

D.         Tenant shall permit no lien or claim for lien of a mechanic, laborer, or supplier or any other lien to be filed against the Premises and/or any portion of the Property arising out of work performed, or alleged to have been performed by, at the direction of or on behalf of Tenant.  The interest of Landlord in the Land, and Property shall not be subject to liens for improvements made by Tenant or by persons claiming by, through or under Tenant, and Tenant agrees it shall notify any person making any improvements on its behalf of this provision.  If requested by Landlord, Tenant shall provide to Landlord, prior to the commencement by Tenant of any alterations to the Premises as contemplated hereby, evidence reasonably satisfactory to Landlord of Tenant’s ability to pay for such work and materials in full.  Tenant shall indemnify and hold the Landlord, Landlord Parties (as defined below) and any Additional Insureds (as defined below) harmless from and against all claims and liabilities of every kind, nature and description which may arise out of or in any way be connected with such work.  Should any claim of lien or other lien be filed against the Premises, or the Property by reason of any act or omission of Tenant or any of Tenant’s agents, employees, contractors or representatives, then Tenant shall cause the same to be canceled and discharged of record by bond or otherwise within thirty (30) days after the filing thereof.  Should Tenant fail to discharge such lien within such thirty (30) day period, then Landlord may discharge the same, in which event Tenant shall reimburse Landlord, on demand, as Additional Rent, for the amount of the lien or the amount of the bond, if greater, plus all administrative costs and reasonable legal fees incurred by Landlord in connection therewith.  The remedies provided herein shall be in addition to all other remedies available to Landlord under this Lease or otherwise.  Tenant shall have no power to do any act or make any contract that may create or be the foundation of any lien, mortgage or other encumbrance upon the reversionary or other estate of Landlord, or any interest of Landlord in the Premises, or the Property.

10.	INSURANCE.

A.          Waiver of Subrogation.  Landlord and Tenant each hereby waive any and every claim for recovery from the other for any and all loss of or damage to the Property or Premises or to the contents thereof, which loss or damage is covered by valid and collectible fire and extended coverage insurance policies, to the extent that such loss or damage is recoverable under said insurance policies.

B.          Coverage.  Tenant shall carry insurance at all times during the Term insuring Tenant and Landlord with terms, coverages and in companies as set forth in Schedule 10B attached hereto.

C.          Avoid Action Increasing Rates.  Tenant shall not, directly or indirectly, make any use of the Premises which is prohibited or may be dangerous to person or property or which may jeopardize or increase the cost of insurance or require additional insurance coverage.

D.          Forced Placement.  In the event that at any time Tenant fails to provide to Landlord evidence of the foregoing insurance, Landlord may, but shall not be obligated to, obtain such insurance and Tenant shall, upon demand, reimburse Landlord for the cost of such coverage.

11.	FIRE OR CASUALTY.

A.          If the Premises or the Property (including machinery or equipment used in its operation) shall be damaged by fire or other casualty and if such damage does not render all or a substantial portion of the Premises, or the Property untenantable, or in Landlord’s architect or contractor’s reasonable judgment in good faith require more than nine (9) months to repair and restore, then Landlord shall repair and restore the same, subject to delays caused by matters beyond Landlord's reasonable control but Landlord shall not be obligated to expend therefor an amount in excess of the proceeds of insurance recovered with respect thereto.  If any such damage renders all or a substantial portion of the Premises, or the Property untenantable, or in Landlord’s architect or contractor’s reasonable judgment requires more than nine (9) months to repair and restore, Landlord shall provide Tenant written notice promptly after such determination and Landlord and Tenant shall each have the right to terminate this Lease upon giving written notice to the other at any time within sixty (60) days after Tenant receives the notice of Landlord’s determination as set forth above.  Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease by virtue of any delays in completion of such repairs and restoration.  Rent, shall abate on those portions of the Premises as are, from time to time, untenantable as a result of such damage.

B.         Notwithstanding anything to the contrary herein set forth, Landlord shall not be obligated pursuant to this Section 11 to repair or restore any portion of the alterations, additions or improvements in the Premises or Tenant’s equipment.  In the event this Lease is terminated as a result of a casualty, Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, for damage to alterations, additions, improvements or decorations provided by Landlord either directly or through an allowance to Tenant.

12.	WAIVER OF CLAIMS AND INDEMNIFICATION.

To the extent not prohibited by law, Landlord, its agents, affiliates, owners, lenders and their respective  owners, officers, directors, members, managers and employees (collectively, “Landlord Parties”) shall not be liable for any damage either to person or property or resulting from the loss of use thereof sustained by Tenant or by other persons due to the Property or any part thereof or any appurtenances thereof becoming out of repair, or due to the happening of any accident or event, or due to any act or neglect of any tenant or occupant of the Property or of any other person, except if caused by the gross negligence or willful misconduct of Landlord.  All personal property upon the Premises, or upon loading docks, receiving and holding areas, or freight elevators of the Property, shall be at the risk of Tenant only, and Landlord shall not be liable for any loss or damage thereto or theft thereof, unless if caused by the gross negligence or willful misconduct of the Landlord Parties. In no event shall any of the Landlord Parties be liable for consequential damages.

Tenant shall indemnify, defend and hold Landlord, Landlord Parties and any Additional Insureds harmless from and against any and all losses, claims, liability, expenses and damages which, either directly or indirectly, in whole or in part, arise out of or result from (i) the negligence or willful misconduct of Tenant, its agents, contractors, employees or invitees (collectively, the “Tenant Parties”); (ii) any act, omission or occurrence in the Premises or (iii) the breach of any provision of this Lease by the Tenant Parties.

Landlord shall indemnify, defend and hold Tenant harmless from and against any and all losses, claims, liability, expenses and damages but specifically excluding consequential damages which, either directly or indirectly, in whole or in part arising out of or resulting from (i) the gross negligence or willful misconduct of Landlord, its agents, contractors or employees; or (ii) the breach of any provision of this Lease by the Landlord, its agents, contractors or employees.

The indemnity set forth in this Section 12 shall survive the expiration or earlier termination of this Lease.

13.	CONDEMNATION.

If the Premises, the Property or any portion thereof shall be taken or condemned by any competent authority for any public or quasi-public use or purpose (a "taking"), or if the configuration of any street or alley adjacent to the Property is changed by any competent authority and such taking or change in configuration makes it necessary or desirable to remodel or reconstruct the Property, Landlord shall have the right, exercisable at its sole discretion by delivery of written notice to Tenant, to cancel this Lease upon the earlier to occur of: (A) the ninetieth (90th) day following such notice; or (B) the day immediately prior to the date title is transferred to the condemning authority.  No money or other consideration shall be payable by Landlord to Tenant for the right of cancellation.  Tenant shall have no right to share in the condemnation award or in any judgment for damages caused by such taking or change in configuration and Tenant hereby waives any and all rights that it may have now or in the future to any condemnation award except that Tenant may pursue a claim against the condemning authority on account of any moving expenses incurred by Tenant, provided that such award does not reduce or otherwise impair any claim of Landlord on account of such condemnation.

14.	ASSIGNMENT AND SUBLETTING.

A.         Tenant shall not, without the prior written consent of Landlord, not to be unreasonably withheld, delayed or conditioned: (i) assign, convey or mortgage this Lease or any interest hereunder; (ii) permit to occur or permit to exist any assignment of this Lease, or any lien upon Tenant's interest; (iii) sublet the Premises or any part thereof, (iv) permit the use of the Premises by any parties other than Tenant and its employees or (v) transfer (including by virtue of a series of related transactions) a controlling interest or more than 49% of the aggregate of the ownership or other beneficial interests in Tenant (each of the foregoing events shall be deemed a “Transfer” of the Lease for all purposes hereunder.  Landlord's consent to any Transfer or Landlord's election to accept any proposed assignee, subtenant or transferee (each individually and all collectively, the “Transferee”) as the tenant hereunder shall not release Tenant from any covenant or obligation under this Lease.  Landlord's consent to any Transfer shall not constitute a waiver of Landlord's right to withhold its consent to any future Transfer.  At the time of each request for Landlord’s consent to a proposed Transfer, Tenant shall deliver to Landlord all information reasonably requested by Landlord concerning the proposed Transfer and proposed Transferee. Tenant shall reimburse Landlord for all reasonable legal fees incurred by Landlord in connection with reviewing any request for consent hereunder, not to exceed Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) for each request.

B.         Tenant shall pay to Landlord fifty percent (50%) of all net of reasonable and customary transaction costs profit derived by Tenant from any Transfer other than to a Related Party Transferee (as defined below), as and when the same is paid to Tenant.

C.         Notwithstanding the foregoing, Tenant shall have the right to assign this Lease without Landlord's consent to a subsidiary, or an affiliate of Tenant that controls, is controlled by, or is under common control with, Tenant or to a purchaser of all or substantially all of Tenant’s stock or assets, or to a merged, consolidated, reorganized or acquiring entity of Tenant (provided that such merger, consolidation, reorganization or acquisition is bona fide and not designed primarily to evade the restrictions on assignment and subletting as described herein and the purchaser or entity, as the case may be, has a net worth, calculated in accordance with generally accepted accounting principles, immediately after the transaction, that is not less than the net worth of Tenant, similarly calculated, immediately prior to the transaction) and the management team of the assignee has  experience managing facilities substantially similar to the Premises.  Tenant shall provide not less than thirty (30) days prior written notice to Landlord of any such transaction, together with any information reasonably requested by Landlord, including, without limitation, financial and biographical information and an organizational chart, provided Landlord enters into a commercially reasonable confidentiality agreement if requested by Tenant.  Any of the foregoing permitted subsidiaries, affiliates, or successors, as applicable, being a “Related Party Transferee”.

D.         In the event of any Transfer, the Transferee or Related Party Transferee, as applicable, shall, by virtue of the Transfer, be deemed to have assumed all obligations of the Tenant under the Lease, shall be bound to Landlord by all of the terms hereof and, upon the request of Landlord shall execute instrument memorializing such assumption.  Notwithstanding the foregoing, no Transferee other than a Related Party Transferee or assignee shall have the rights of Tenant set forth in Paragraphs 33 (Renewal Option) or 34 (Right of First Offer).

E.         In the event of any Transfer, including without limitation, any Transfer permitted by this Section 14, regardless of whether such Transfer is subject to Landlord’s consent and regardless of whether Landlord consents to such Transfer: (i) Tenant shall remain liable for the performance of all terms and conditions of this Lease, including without limitation, payment of all Rent due hereunder; (ii) the Transferee shall, by virtue of the Transfer, be deemed to have assumed all obligations of the Tenant under the Lease, shall be bound to Landlord by all of the terms hereof and, upon the request of Landlord shall execute instrument memorializing such assumption; and (iii) if the Transfer is a sublease, in the event of a termination of this Lease, Landlord shall have the option, exercisable at its sole discretion, to require the Transferee to attorn to Landlord and recognize Landlord under the terms of this Lease with respect to the portion of the Premises subleased by Transferee, provided that the economic terms shall be adjusted to reflect the portion of the Premises subleased by such Transferee if such sublease was of less than the entirety of the Premises.

F.          Notwithstanding anything to the contrary set forth herein, Tenant, upon at least ten (10) days prior notice to Landlord, may, without Landlord’s consent, permit certain consultants, strategic partners, clients, advisors, other professionals, or other third parties (collectively, “Desk Sharing Entities”) to occupy desk space comprising not more than a total of ten (10%) percent of the rentable square footage then comprising the Premises, in the aggregate, provided, (i) such Desk Sharing Entities have and continue to have an ongoing professional or business relationship with Tenant, (ii) shall not have any rights hereunder (other than to occupy such space in the Premises subject to and in accordance with this Section 14(F)), (iii) each occupancy shall be expressly subject to all of the obligations of Tenant under this Lease other than the obligation to pay rent, (iv) such Desk Sharing Entities are expressly prohibited from assigning, subletting, pledging or otherwise transferring its rights in the Premises; and (v) Tenant shall receive no rent, payment or other consideration in connection with such occupancy in respect of such space other than rent payments (in no event greater per rentable square foot than the Base Rent and Additional Rent payable hereunder per rentable square foot). The rights of Tenant under this Section 14(F) shall not in any manner relieve Tenant of its obligations arising under this Lease.

15.	SURRENDER OF POSSESSION.

In addition to, and not in limitation of, Tenant’s obligations pursuant to Section 28 of this Lease, upon the expiration of the Term or upon the termination of Tenant's right of possession, whether by lapse of time or at the option of Landlord as herein provided, Tenant shall forthwith surrender the Premises to Landlord in good order, repair and condition, ordinary wear excepted, and shall, if Landlord so requires, demolish and remove improvements made by Tenant in the Premises following the completion of the Tenant Work (as defined below).  Any alterations, improvements and additions (excluding personal property and trade fixtures) to the Premises made or paid for by Landlord or Tenant shall, become Landlord's property at the termination of this Lease.  Upon termination of the Tenant's right of possession, Tenant agrees to remove furniture, trade fixtures, equipment and all other items of Tenant's property on the Premises.  Tenant shall repair any damage to the Premises and to the Property caused by any such removal, or in the event Tenant does not repair, Tenant shall pay to Landlord upon demand the cost of repair for any damage to the Premises and to the Property caused by any such removal.  If Tenant shall fail or refuse to remove any improvements or property from the Premises, Tenant shall be conclusively presumed to have abandoned the same, and title thereto shall thereupon pass to Landlord without any cost either by set-off, credit, allowance or otherwise, and Landlord may at its option accept the title to such property or at Tenant's expense may (A) remove the same or any part in any manner that Landlord shall choose, repairing any damage to the Premises caused by such removal, and (B) store, destroy or otherwise dispose of the same without incurring liability. Tenant’s obligations under this Section 15 shall survive the expiration or earlier termination of this Lease.

16.	HOLDING OVER.

Tenant shall pay to Landlord upon demand therefor, an amount equal to 150% of the Base and Additional Rent due from Tenant for the last full calendar month of the Term for each month or portion thereof for which Tenant shall retain possession of the Premises or any part thereof after the termination of the Term or of Tenant's right of possession for the first two (2) months of any such period and 200% of such amounts thereafter, and also shall pay all damages sustained by Landlord, whether direct or consequential, on account thereof.  Landlord’s acceptance of the amounts due pursuant to, this Section 16 shall not be deemed to limit or constitute a waiver of any rights or remedies of Landlord provided herein or at law and Tenant’s holding over shall continue to be deemed a tenancy at sufferance.

17.	ESTOPPEL CERTIFICATE.

Tenant agrees that from time to time upon not less than ten (10) business days prior request by Landlord, the Tenant, will deliver to Landlord a statement in writing certifying to its knowledge (A) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that the Lease as modified is in full force and effect); (B) the dates to which Rent and other charges have been paid; (C) that the Landlord is not in default under any provision of this Lease, or, if in default, the nature thereof in detail; and (D) such further matters as may be reasonably requested by Landlord, it being intended that any such statement may be relied upon by any prospective assignee, mortgagees and/or subsequent purchaser or transferee of all or a part of Landlord's interest in the Property or any other person having an interest therein.  Tenant shall execute and deliver whatever reasonable instruments may be required for such purposes, and in the event Tenant fails communicate and cooperate with Landlord as to the delivery of such estoppel within ten (10) days following a second written request from Landlord, Tenant shall be in default.

18.	SUBORDINATION.

This Lease and all rights of Tenant hereunder are subject and subordinate to each of the Ground Leases, and any mortgage or mortgages, blanket or otherwise, which do now or may hereafter affect the Property and to any and all renewals, modifications, consolidations, replacements and extensions thereof and to any ground or other lease, or similar instrument now or hereafter placed against the Building, and to all other recorded agreements and instruments affecting the Land and the Property, provided that on or before the execution of this Lease, Landlord shall provide a non-disturbance agreement in favor of Tenant from the holder of any mortgage on the Property.  Tenant shall timely comply with the obligations of Subtenant set forth in Section 6.13.1 (Conformance; Copies, Information Requests) of the Master Lease.  Further, Tenant shall comply with any obligations of the Ground Leases to the extent applicable to the Premises.  Tenant shall, upon demand at any time or times execute, acknowledge and deliver to Landlord, any and all instruments requested by Landlord to confirm or evidence such subordination of this Lease and all rights of Tenant hereunder provided that the applicable mortgagee agrees not to disturb Tenant.

In the event of a transfer by purchase or otherwise of Landlord’s interest in the Property, or the termination of the Master Lease, Tenant shall, at the request of Landlord or Landlord’s successor in interest including, without limitation, the Ground Lessor as defined below or its successor, attorn to and recognize the applicable party as Landlord under this Lease for the balance of the then remaining term of this Lease.  Such lessor, transferee or purchaser, shall not be (A) liable for any act or omission of Landlord before such lease termination or before such person’s succession to title except for acts or omissions resulting in continuing defaults under the Lease or (B) bound by any payment of Base Rent or Additional Rent before such lease termination or before such person’s succession to title for more than one month in advance.

Further, with respect to the Master Lease, Tenant understands that Landlord is a tenant under the Master Lease and hereby covenants and agrees that this Lease and the rights of Tenant hereunder are and shall at all times remain subject and subordinate to the terms, covenants and conditions of the Master Lease and any extensions or modifications thereof. Tenant further covenants and agrees to execute and deliver to the landlord under the Master Lease (the “Ground Lessor”)  upon request a subordination, non-disturbance and attornment agreement in form and substance acceptable to Ground Lessor (the “SNDA”), confirming such subordination, provided, however, that this Lease and the rights of Tenant hereunder are and shall at all times remain subject and subordinate to the terms, covenants and conditions of the Master Lease and any extensions or modifications thereof, regardless of whether Tenant shall execute and deliver the SNDA. Tenant further covenants and agrees that if by reason of any default upon the part of Landlord as tenant under the Ground Lease, the Ground Lease is terminated by summary proceedings, voluntary agreement or otherwise, and Ground Lessor becomes Tenant’s direct landlord, Tenant agrees to recognize Ground Lessor as Tenant’s landlord under this Lease.  Tenant further covenants and agrees to execute promptly upon request of Ground Lessor an instrument satisfactory to Ground Lessor in its reasonable discretion to evidence such attornment once such termination occurs.  Tenant waives the provisions of any law now or hereafter in effect which may give Tenant any right or election to terminate this Lease or surrender possession of the Premises in the event that any proceeding is brought by Ground Lessor to terminate the Ground Lease or in the event that any proceeding is brought by any mortgagee affecting fee title to the Property or the Ground Lease.

Tenant will notify such transferee of any default of Landlord that would entitle Tenant to cancel the Lease or abate or set off against the Rent.  Tenant agrees that, no notice default will be effective, unless Lender has failed to cure the default within the applicable time period, if any, equal to the cure period provided for Landlord in this Lease.

19.	CERTAIN RIGHTS RESERVED BY LANDLORD.

Landlord shall have the following rights, each of which Landlord may exercise without notice without liability to Tenant, and the exercise of any such rights shall not: (A) be deemed to constitute an eviction or disturbance of Tenant's use or possession of the Premises; (B) give rise to any claim for set-off or abatement of Rent or any other claim; or (C) otherwise affect any of Tenant’s obligations under this Lease:

(i)           To change the Building’s and/or Property's name or street address, provided Landlord reimburses Tenant for the reasonable costs of replacing stationary, business cards and other marketing or business materials.

(ii)        To install, affix and maintain any and all signs on the exterior and on the interior of the Property and to reasonably approve the design, location, number, size and color of all signs or lettering on the Premises that are visible from the exterior of the Premises.

(iii)        To decorate or to make repairs, alterations, additions, or improvements, whether structural or otherwise, in and about the Property, or any part thereof, and for such purposes to enter upon the Premises, and during the continuance of any of said work, to temporarily close doors, entryways, public space and corridors in the Property and to interrupt or temporarily suspend services or use of facilities, provided that any such improvements or alterations do no materially impact Tenant’s operation in the Premises and that access to and visibility of the Premises are not materially reduced.

(iv)       To install a security card access and other security systems, procedures and equipment for the Building.  The cost of installing and operating the same shall be included in Operating Expenses.

(v)       To designate that window treatments shall be Building standard and to designate and approve, which shall not be unreasonably withheld, prior to installation, all types of additional window shades, blinds or draperies.

(vi)        To reasonably approve the weight, size and location of heavy equipment and articles in and about the Premises and the Property so as not to exceed the legal live load per square foot designated by the structural engineers for the Property, and to require all such items to be moved into or out of the Property and Premises only at such times and in such manner as Landlord shall reasonably direct in writing.

(vii)       To establish reasonable controls for the purpose of regulating all property and packages, both personal and otherwise, to be moved into or out of the Property and Premises.

(viii)      To regulate delivery and service of supplies in order to insure the cleanliness and security of the Premises and to avoid congestion of the loading docks, receiving areas and freight elevators.

(ix)       To show the Premises to prospective tenants, lenders or purchasers at reasonable times, not more than nine (9) months prior to the expiration of the term if it is prospective tenants, and upon reasonable notice not less than three (3) business day in advance, provided Landlord shall follow reasonable protocols for entry into the Wet Lab portion of the Premises.

(x)        To erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Premises at reasonable locations.

(xi)         To enter the Premises at any reasonable time (or any portion of the Premises at any time in case of emergency) to inspect the Premises provided Landlord shall follow reasonable protocols for entry into the Wet Lab portion of the Premises.

(xii)        To require reasonable security procedures for Tenant’s employees and visitors during normal business hours and, to close the Property after regular working hours and on Saturdays, Sundays and legal holidays subject, however, to Tenant's right to admittance to the Premises under such regulations as Landlord may prescribe from time to time.  Notwithstanding the foregoing sentence, nothing shall limit Tenant’s access and use of the Premises 24 hours a day, 365 days a year.

(xiii)       Except as otherwise provided herein, to grant to anyone the exclusive right to conduct any particular business or undertaking in the Property provided that the same shall not prohibit Tenant from using the Premises for the conduct of its business (as the same shall exist on the Commencement Date).

(xiv)      To restrict access to the Premises or the Property in the event of an emergency or to the extent necessary in connection with any service or maintenance condition.

20.	RULES AND REGULATIONS.

Tenant agrees to observe the reasonable rules and regulations for the Building established from time to time, provided such rules and regulations apply equally to all tenants leasing space in the Property.  The initial rules and regulations are set forth on Schedule 20 attached hereto. In the event of any direct conflict between the Lease and any such rules and regulations, the Lease shall control.

21.	DEFAULT AND REMEDIES.

A.          If default shall be made in the payment of the Rent or any installment thereof or in the payment of any other sum required to be paid by Tenant under this Lease (provided that written notice of non-payment shall be given prior to declaring a default for non-payment not more than one (1) time in any calendar year) or under the terms of any other agreement between Landlord and Tenant or if default shall be made in the observance or performance of any of the other covenants or conditions in this Lease which Tenant is required to observe and perform and such other default shall continue for thirty (30) days after written notice to Tenant, (or a longer period not to exceed an additional thirty (30) days if Tenant is diligently proceeding to cure and such default reasonably cannot be cured within the initial thirty (30) days), or if a default involves a hazardous condition or material violation of Applicable Laws and Tenant does not commence to cure immediately upon written notice to Tenant, or if the interest of Tenant in this Lease shall be levied on under execution or other legal process, or if any voluntary petition in bankruptcy or for corporate reorganization or any similar relief shall be filed by Tenant, or if any involuntary petition in bankruptcy shall be filed against Tenant under any federal or state bankruptcy or insolvency act and shall not have been dismissed within thirty days from the filing thereof, or if a receiver shall be appointed for Tenant or any of the property of Tenant by any court and such receiver shall not have been dismissed within thirty days from the date of  appointment, or if Tenant shall make an assignment for the benefit of creditors, or if Tenant shall admit in writing Tenant's inability to meet Tenant's debts as they mature, or if Tenant shall dissolve, begin winding up its affairs or cease its business operations, or if there shall be a material adverse change in the business or financial condition of Tenant that is likely to result in Tenant being unable to perform its obligations hereunder, or Tenant fails to maintain the insurance coverages required hereby, then Landlord may treat the occurrence of any one or more of the foregoing events as a breach of this Lease, and thereupon at its option may, with or without notice or demand of any kind to Tenant or any other person, have any one or more of the following described remedies, in addition to all other rights and remedies provided at law:

(i)          Landlord may terminate Tenant’s tenancy and right of possession and may repossess the Premises by summary process action, by taking peaceful possession or otherwise, in which event Landlord may, but shall be under no obligation to, re-let the same, for such rent and upon such terms as shall be satisfactory to Landlord.  For the purpose of such re-letting or otherwise, Landlord is authorized to decorate, repair, remodel or alter the Premises.

Following a termination of Tenant’s tenancy and right of possession due to a default for rental payment, Landlord may treat the Tenant’s payment obligations hereunder as accelerated, and may recover damages for Tenant’s nonpayment of Rent, which damages the parties stipulate are equal to: (1) the present value of all future Rent reserved under this Lease, together with any other amounts that may become due, for or during the balance of the Term, plus (2) all costs and expenses that are actually incurred by Landlord, or that Landlord reasonably expects it will incur in connection with Landlord’s re-letting of the Premises, including, without limitation, costs of decoration, repairs, remodeling, alterations and additions, and brokers and attorney’s fees, less (3) the amount of all rents received by Landlord through the date of judgment from a third party resulting from a re-letting of the Premises, and less (4) the present value of the future rents that Landlord reasonably expects it will receive through the end of the Term of this Lease from any third party resulting from a re-letting of the Premises.

Following a termination of Tenant’s tenancy and right of possession due to all defaults other than for rental payment, Landlord may without treating Tenant’s payment obligations as accelerated, Landlord may from time to time recover damages for Tenant’s nonpayment of Rent, which damages the parties stipulate are equal to:  (1) the amount of unpaid Rent reserved under this Lease, together with any other amounts that may become due, through the date of  judgment, plus (2) expenses of re-letting through the date of judgment, including, without limitation, costs of decoration, repairs, remodeling, alterations and additions, and brokers and attorney’s fees, less (3) the amount of rents received by Landlord from a third party resulting from a re-letting of the Premises through the date of judgment.  No suit, judgment or recovery under this provision shall be a defense to any subsequent action brought to recover any amount not included in any prior judgment.

(ii)       Without terminating Tenant’s tenancy or right of possession, Landlord may from time to time recover damages for nonpayment of any Rent or other sums that become due from Tenant under this Lease, and to enforce any other obligations owed by Tenant under this Lease, through the date of judgment.  No suit, judgment or recovery under this provision shall be a defense to any subsequent action brought to recover any amount not included in any prior judgment.

(iii)        The making of any election as provided in this Section 21 shall be revocable in Landlord’s sole discretion and at any time Landlord may rescind any election made hereunder and pursue any remedy provided hereunder or otherwise available by law.

(iv)        In any action commenced pursuant to any provision in this Section 21, including any action pursuant to a right or remedy provided by law or in equity that is not expressly provided for herein, Tenant waives any right to assert any non-compulsory counterclaims or claims by way of recoupment or set-off.

(v)       For purposes of this Section 21: (a) the present value of any sums payable or to be incurred in the future shall be computed, at Landlord’s election, either (1) by applying, as a discount rate, the interest rate payable on U.S. Treasuries maturing as of a date equal or near to the Termination Date as published by The Wall Street Journal, or (2) by applying such other discount rate as is fair and equitable, and (b) in determining the amount of Rent or other amounts that, under the Lease, would become due from Tenant in the future, any amounts that cannot be determined precisely as of the date of judgment shall be computed based on the average monthly amount accruing during the twelve (12) month period preceding the date of termination of Tenant’s tenancy, and (c) notwithstanding anything herein to the contrary, Landlord shall not be required, in calculating damages, to reduce to present value any sums expected to be payable or incurred within six (6) months of the date of judgment payable or to be incurred more than six (6) months from the date of judgment.

B.         Any remedies of Landlord provided in this Section 21 shall be in addition to, and shall not in any way limit the rights and remedies available to Landlord at law as a result of a default of Tenant under this Lease.  Notwithstanding anything in this Lease to the contrary, Tenant shall not be responsible for consequential or punitive damages except as set forth in Sections 31 (Environmental Matters) or with respect to claims for consequential or punitive damages brought by third parties which Tenant is required to indemnify Landlord pursuant to Section 12 (Waiver of Claims and Indemnification).  Landlord agrees to use commercially reasonable efforts to mitigate its damages under this Section 21.

C.          Landlord shall not be deemed in default under this Lease unless Tenant has delivered written notice of such breach to Landlord and Landlord fails to cure such breach within thirty (30) days thereafter, provided that if such cure reasonably requires longer than said thirty (30) day period, Landlord shall not be deemed in default under this Lease so long as Landlord has commenced to cure such breach within said thirty (30) days and is diligently prosecuting such cure to completion. In the event Landlord defaults and does not commence to cure within thirty (30) days of Tenant’s notice thereof, and such default directly affects or materially impairs Tenant’s use and enjoyment of the Premises for Tenant’s use, Tenant may make such repairs within the Premises necessary to restore Tenant’s use, and Landlord will reimburse Tenant for the reasonable and necessary third-party costs incurred by Tenant upon receipt from Tenant of a statement of such costs in reasonable detail and such backup materials as Landlord may reasonably request.  If Landlord fails to reimburse Tenant as aforesaid within sixty (60) days of receipt by Landlord of such statement and backup materials not disputed by Landlord in good faith, Tenant may offset such undisputed amounts against the installments of Rent next coming due, provided that in no event shall the amount of any offset exceed twenty percent (20%) of Base Rent in any month.

22.	EXPENSES OF ENFORCEMENT.

Tenant shall pay, as Additional Rent, upon demand all Landlord's costs, charges and expenses including reasonable fees and out-of-pocket expenses of counsel, agents and others retained by Landlord incurred in enforcing the Tenant's obligations hereunder or incurred by the Landlord in any litigation, negotiation or transaction in which the Tenant causes the Landlord without the Landlord's fault to become involved or concerned.  Landlord shall pay upon demand all Tenant’s costs, charges and expenses including reasonable fees and out-of-pocket expenses of counsel, agents and others retained by Tenant incurred in enforcing the Landlord's obligations hereunder or incurred by the Tenant in any litigation, negotiation or transaction in which the Landlord causes the Tenant without the Tenant's fault to become involved or concerned.

23.	COVENANT OF QUIET ENJOYMENT.

The Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof.

24.	SIGNAGE.

Tenant shall have the right, at its sole expense, and subject to the applicable provisions of this Lease, to affix and maintain signage and other branding on certain portions of the exterior and interior the Premises and Building and in accordance with plans and specifications approved in writing by Landlord, including but not limited to, those areas of the Premises and Building and substantially similar to the renderings attached as Schedule 24 hereto.  Landlord will provide a listing for Tenant in the Building directory. Tenant shall have the right, at any time and from time to time during the Term, to install signage on the exterior of the Building, so long as the cost of all such signage and the installation thereof shall be paid by Tenant, at Tenant’s sole cost and expense, all such signage shall comply in all respects with all applicable laws, and all such signage shall be approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.  Landlord, at no extra cost to Landlord, will reasonably cooperate with Tenant in connection with all applications for the approval of Tenant’s signage.

The Tenant shall maintain all signage in a first-class manner.  Tenant shall repair any damage caused by the installation, maintenance, or removal of the signage. Upon lease expiration or Tenant’s assignment of this Lease to a non-Related Party Transferee, Tenant shall be responsible for removal of the signage and all electrical and structural infrastructure in accordance with Section 15 (Surrender of Possession) of this Lease.

25.	REAL ESTATE BROKER.

Each of Landlord and Tenant represent to the other that the representing party has dealt with (and only with) Jones Lang LaSalle as Landlord’s broker and CBRE as Tenant’s broker (jointly, the “Brokers”) in connection with this Lease, and that to the representing party’s knowledge, no other brokers negotiated this Lease or are entitled to any commission in connection therewith.  Each of Landlord and Tenant agrees to indemnify, defend and hold the other harmless from and against any claims made by any broker or finder claiming through the indemnifying party other than the brokers named above for a commission or fee in connection with this Lease. Landlord shall pay Brokers’ commissions pursuant to a separate written agreement.

26.	MISCELLANEOUS.

A.         Rights Cumulative.  All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights and remedies allowed by law.

B.          Interest.  All payments becoming due to Landlord under this Lease and remaining unpaid when due shall bear interest until paid at the rate of four percent (4%) per annum above the Prime Rate.

C.          Terms.  The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individual gender, as the case may require, shall in all cases be assumed as though in each case fully expressed.

D.          Binding Effect.  Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of the Landlord and of Tenant, but also their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Section 16 hereof.

E.         Authority.  The person executing this Lease on behalf of the Tenant hereby represents and warrants to Landlord that Tenant is a validly created entity in good standing in its state of formation, that all management action necessary for the valid execution and delivery of this Lease has been performed and that the undersigned is authorized to execute this Lease on behalf of Tenant.

F.          Lease Contains All Terms.  All of the representations and obligations of Landlord are contained herein, and no modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon Landlord unless in writing signed by Landlord or by a duly authorized agent of Landlord empowered by a written authority signed by Landlord.

G.          Delivery for Examination.  Submission of the form of the Lease for examination or negotiation shall not constitute an offer to lease on the terms contained therein, nor shall such submission bind Landlord in any manner, and no Lease or obligations of the Landlord shall arise until this instrument is signed by both Landlord and Tenant and delivery is made to each.

H.           No Air Rights.  No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

I.            Modification of Lease.  If any lender requires, as a condition to its lending funds the repayment of which is to be secured by a mortgage or trust deed on the Property, that certain modifications be made to this Lease, which modifications will not require Tenant to pay any additional amounts or otherwise materially and adversely change the rights or obligations of Tenant hereunder, Tenant shall, upon Landlord's request, execute appropriate instruments effecting such modifications.

J.            Nonwaiver.  No waiver of any provision of this Lease by Landlord shall be effective unless made in writing.  No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy, and no express waiver shall affect any provision other than the one specified in such waiver.  No receipt of moneys by Landlord from Tenant after the termination of this Lease shall in any way alter Tenant's right of possession hereunder nor reinstate, continue or extend the Term or affect any notice given Tenant prior to it being agreed that Landlord may receive and collect any Rent due without waiving or affecting said notice, suit or judgment.

K.          Substitution of Space.  Intentionally Omitted.

L.          Transfer of Landlord's Interest.  Tenant acknowledges that Landlord has the right to transfer its interest in the Property and in this Lease, and Tenant agrees that in the event of any such transfer Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder.  Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

M.        Landlord's Title.  Landlord's title is and always shall be paramount to the title of Tenant.  Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

N.      Prohibition Against Recording.  Tenant shall not record this Lease or any memorandum thereof in the land records with respect to the Land and/or the Property.  Landlord is hereby authorized, and for such purpose is appointed as Tenant’s attorney in fact, to execute a release of any such instrument recorded in violation of the foregoing.

O.         Captions.  The captions of sections and subsections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such sections or subsections.

P.           Consent of Landlord.  Where, under the terms of this Lease, the consent or approval of Landlord shall be required, such consent or approval, unless otherwise expressly provided for herein to the contrary, may be withheld in Landlord’s sole and absolute discretion.

Q.        Covenants and Conditions.  All of the covenants of Tenant hereunder shall be deemed and construed to be "conditions", if Landlord so elects, as well as "covenants" as though the words specifically expressing or importing covenants and conditions were used in each separate instance.

R.          Only Landlord/Tenant Relationship.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

S.          Late Charge.   In the event that any installment of Rent is not paid within five (5) days of its due date, beginning with the second such event in any calendar year, the Tenant shall pay Landlord a late payment charge of five (5%) percent of the overdue installment for the purpose of defraying the expenses incurred by Landlord in handling and processing such late payment.

T.          Application of Payments.  Landlord shall have the right to apply payments received from Tenant pursuant to this Lease (regardless of Tenant's designation of such payments) to satisfy any obligations of Tenant hereunder, in such order and amounts, as Landlord in its reasonable discretion, may elect.

U.          Invalidity or Inapplicability.  If any term or provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

V.            Time of Essence.  Time is of the essence of this Lease and each of its provisions.

W.         Governing Law.  Interpretation of this Lease shall be governed by the law of the State of Connecticut.

X.          Prejudgment Remedy Waiver, Redemption, Counterclaim and Jury Trial. Tenant, for itself and for all persons claiming through or under it, hereby acknowledges that this Lease constitutes a “commercial transaction” as such term is used and defined in Section 52-278a of the Connecticut General Statutes, as amended, and hereby expressly waives any and all rights which are or may be conferred upon Tenant by Section 52-278a of the Connecticut General Statutes et seq. to any notice or hearing prior to a prejudgment remedy, and by any present or future law to redeem the said Premises, or to any new trial in any action or ejection under any provisions of law, after reentry thereupon, or upon any part thereof, by Landlord, or after any warrant to dispossess or judgment in ejection.  If Landlord shall acquire possession of the said Premises by summary proceedings, or in any other lawful manner without judicial proceedings, it shall be deemed a reentry within the meaning of that word as used in this Lease.  In the event that Landlord commences any summary proceedings or action for nonpayment of rent or other charges provided for in this Lease, Tenant shall not interpose any counterclaim of any nature or description in any such proceeding or action.  Tenant and Landlord both waive a trial by jury of any or all issues arising in any action or proceeding between the parties hereto or their successors, under or connected with this Lease, or any of its provisions.

Y.          Joint and Several Obligations of Tenant.  In the event that this Lease is executed by more than one person as Tenant hereunder, each person so executing this lease shall be jointly and severally liable with each such other person for the performance of all of the obligations of Tenant hereunder.

Z.         Counterparts.  This Lease may be executed in several counterparts all of which shall constitute one instrument, binding on all parties hereto, notwithstanding that all the parties are not signatories to the same counterpart.

AA.       Force Majeure.  In the event that Landlord or Tenant is prevented from performing any obligation hereunder by reason of: (i) Acts of God including storms, floods, lightning, hurricanes, earthquakes, and pandemics; (ii) fires; (iii) wars, civil disturbances, riots, acts of terrorism, insurrections, government orders, and sabotage; (iv) strikes or other labor disputes that are not due to the breach of a labor agreement by the affected party; and the period of time for the performance of such obligation (except the payment of Rent) shall be extended by the period of time during which such party is prevented from performing its obligation by reason of such occurrence.

BB.        Anti-Terrorism Representation.  Tenant represents and warrants to Landlord that to its knowledge: (i) Tenant is not, and shall not during any extension of the term of this Lease become, a person or entity with whom Landlord is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto, including, without limitation, persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List (collectively, Prohibited Persons”); and (ii) Tenant is not currently conducting any business or engaged in any transactions or dealings, or otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises; and (iii) Tenant will not engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises; and (iv) to the extent required by Landlord in its reasonable discretion, Tenant shall provide a written list of the names of the persons holding a direct ownership interest in the Tenant for purposes of compliance with Presidential Executive Order 13224 (issued September 24, 2001).  Landlord shall keep such information confidential, except to the extent required by applicable Laws.  The provisions of this Section 28BB shall survive the expiration or earlier termination of this Lease.

CC.      Independent Covenants.  Landlord and Tenant specifically agree that the obligations of Tenant hereunder, including, without limitation, the obligation to pay Base Rent, Tenant’s Percentage of Operating Expenses and Real Estate Taxes and all expenses payable under the Lease, and the obligations of Landlord, are independent and not mutually dependent covenants and that the failure of Landlord to perform any obligation hereunder shall in not justify or empower Tenant to withhold payment of the foregoing, or to terminate this Lease unless Landlord’s default constitutes a constructive eviction.  Tenant acknowledges that the foregoing is a material inducement to Landlord to enter into this Lease and, as applicable, to Landlord’s mortgagee to grant its consent hereto.

27.	NOTICES.

All notices to be given under this Lease shall be in writing and delivered personally or by FedEx or similar nationally recognized traceable overnight delivery service, and addressed as set forth below.

A.	If to Landlord:

Winchester Office LLC
c/o Twining Properties LLC
200 Park Avenue, 17th Floor
New York, NY 10166
Attn: Neil Duncan
Email address: neil.duncan@twiningproperties.com

and

1865 Palmer Avenue, #203
Larchmont, NY 10538
Attn: Jake Pine
Email address: jpine@lmdevpartners.com

and

1865 Palmer Ave, #203
Larchmont, NY 10538
Attn: Adam Hellegers, Esq.
Email address: ahellegers@lmdevpartners.com

and

Rogin Nassau LLC
CityPlace I – 22nd Floor

185 Asylum Street
Hartford, CT 06103
Attn: William R. Crowe
Email address: wcrowe@roginlaw.com

Subject to the provisions of section 3, Rent should be made payable and delivered to:

David Fletcher Fusco Management Company LLC
555 Long Wharf Drive, 14th Floor
New Haven, CT 06511

or to such other person or such other address designated by notice sent by Landlord to Tenant.

B.	If to Tenant to the address first set forth above:

And

Quantum-Si Incorporated
115 Munson Street New Haven, CT 06511
Attn: Christian LaPointe

and

Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attn: Geoffrey H. Smith, Esq

or to such other address as is designated by Tenant in a notice to Landlord.

Notices sent by overnight delivery shall be deemed received upon receipt or refusal.  Notices sent by mail shall be deemed given on the date deposited in the manner required above.

28.	REMOVAL OF SPECIAL IMPROVEMENTS; DECOMMISSIONING.

The obligations of Tenant pursuant to this Section 28 shall be in addition to and not in limitation of Tenant’s obligations pursuant to Section 15 hereof.  At the end of the Term of the Lease, Tenant shall be required to remove those Special Improvements which Landlord directs Tenant to remove.  For the purpose of this Lease, the term Special Improvements shall include, but not be limited to, inter-floor penetrations, improvements not typical to office and Dry Lab uses, the Nitrogen Tower (as defined herein), and such other items of similar nature as Landlord shall designate upon review of Tenant's construction plans for the Premises.

Tenant shall repair all damage to the Premises caused by the removal of the Special Improvements including replacing the structural slab and completing all areas where Special Improvements are removed to at least standard tenant improvements for the Property.

Prior to the expiration of this Lease, if Tenant has used any portion of the Premises for laboratory, research or development purposes (other than Dry Lab Uses that do not involve the use of Hazardous Substances), then, to the extent required pursuant to Applicable Laws and to comply with best practice standards then applying to the environmental condition of premises for first-class office, laboratory, or research and development purposes with respect to Hazardous Materials (as defined below), Tenant shall clean and otherwise decommission (where applicable pursuant to Applicable Laws) all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing out of and/or serving the Premises, and all exhaust or other ductwork in and/or serving the Premises, in each case which has carried or Released or been exposed to any Hazardous Materials by Tenant, and shall otherwise clean the Premises so as to permit the report hereinafter called for to be issued. Prior to the expiration of this Lease, Tenant, at Tenant’s expense, shall obtain for Landlord a report addressed to Landlord (and, at Tenant’s election, Tenant) by a Licensed Environmental Professional (“LEP”, as defined in CGS Sec. 22a-133y), that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the LEP’s inspection of the Premises and shall show:

A.         all Hazardous Materials, to the extent, if any, existing prior to such cleaning or decommissioning (where applicable pursuant to Applicable Laws), have been removed in accordance with acceptable limits generally accepted in the industry and applicable Environmental Laws (as defined below, including without limitation the requirements of the Nuclear Regulatory Commission); and

B.         that the Premises may be reused by a subsequent tenant without said subsequent tenant incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of such Hazardous Materials and without any party having the requirement to provide notice in connection with such Hazardous Materials; and

C.         that the Premises may be reoccupied for office or Dry Lab use, as applicable, demolished or renovated without the need to incur special costs or to undertake special procedures for disposal, investigation, assessment, cleaning or removal of such Hazardous Materials and without the need to incur regulatory requirements or to provide notice in connection with such Hazardous Materials.

Further, for purposes of clauses (B) and (C), “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Materials (and in no event shall “special costs” or “special procedures” mean costs or procedures incurred in the removal of any materials, property or equipment that (i) contain Hazardous Materials as a component material, or which component materials are inherently hazardous (i.e., copper piping/wiring), and (ii) are ordinarily and customarily used in connection with first-class office use, such as the component parts of light bulbs, joint compounds, ordinary building materials and the like). The report shall include reasonable detail concerning the clean-up location, the tests run and the analytic results.

If Tenant fails to perform its obligations to clean or decommission (where applicable pursuant to Applicable Laws) and provide the report required under this Section 28 prior to the expiration or earlier termination of the Term, without limiting any other right or remedy, Landlord may, on five (5) business days’ prior written notice to Tenant perform such obligations at Tenant’s expense, and Tenant shall reimburse Landlord within 10 days following demand for all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with such work. Tenant’s obligations under this Section 28 shall survive the expiration or earlier termination of this Lease.

29.	LIMITATION OF LIABILITY.

Anything in this Lease to the contrary notwithstanding, Tenant agrees that it shall look solely to the estate and property of the Landlord in the Property, subject to the prior rights of any mortgagee of the Property, for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and/or performed by Landlord.  No other assets of the Landlord or its partners, shareholders, officers, directors, members, or their respective employees, or agents shall be subject to levy, execution or other procedures for the satisfaction of Tenant's remedies.

30.	PARKING.

Landlord shall provide to Tenant at no additional charge the use of up to one hundred thirty (130) unassigned surface parking spaces (the “Parking Spaces”), at the on-site parking facility located at the Property, as the same may be reasonably reconfigured by Landlord from time to time, on a non-reserved, non-exclusive basis.

Tenant’s right to use the Parking Spaces is personal to Tenant in connection with its use of the Premises.  Accordingly, Tenant shall not permit the Parking Spaces to be used by any person other than Tenant, its officers, employees, agents and invitees.

Within thirty (30) days after the Commencement Date, Landlord shall replace all non-functioning lamps and lights in the parking facility at the Property and shall thereafter maintain and replace such lighting in the parking facility throughout the Term of this Lease.  In addition, Landlord shall restripe all parking spaces in the parking facility on or before the Rent Commencement Date. Landlord shall also provide a security shack in the parking facility in good condition on or before the Commencement Date for Tenant’s exclusive use, which Landlord may decommission or relocate from time to time in its sole discretion. Tenant may hire security personnel to occupy such security shack at such hours and days as determined by Tenant in Tenant’s sole discretion.  In the event Landlord builds a separate parking facility on or around the Property during the Term of this Lease, Tenant and Landlord shall negotiate in good faith for Tenant to have similar access and parking rights in such new parking facility as Tenant has in the existing parking facility.

On or before the Rent Commencement Date, Landlord shall install, at Tenant’s sole cost and expense, at least three (3) electric vehicle charging stations in a location determined by Landlord, and Tenant shall thereafter maintain, repair and replace such charging stations as may be necessary during the Term of this Lease.  Tenant shall pay all electrical costs associated with the vehicle charging stations as reasonably determined by Landlord, plus a five percent (5%) administrative fee, within fifteen (15) business days of demand.

31.	ENVIRONMENTAL MATTERS

A.         As used in this Lease, the term "Hazardous Materials" means, but shall not be limited to, any hazardous substances, hazardous waste, environmental, biological, chemical, radioactive substances, oil, petroleum products and any waste or substance, which because of its quantitative concentration, chemical, biological, radioactive, flammable, explosive, infectious or other characteristics, constitutes or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including without limitation any asbestos (whether or not friable) and any asbestos-containing materials, lead paint, waste oils, solvents and chlorinated oils, polychlorinated biphenyls (PCBs), toxic metals, etchants, pickling and plating wastes, explosives, reactive metals and compounds, pesticides, herbicides, radon gas, urea formaldehyde foam insulation and chemical, biological and radioactive wastes, or any other similar materials that are regulated by any federal, state or local law, rule, regulation or ordinance relating to pollution or the protection or regulation of human health, natural resources or the environment) collectively "Environmental Laws") or poses or threatens to pose a hazard to the health or safety of persons on the Premises, the Property or any adjacent property.

Tenant agrees that during its use and occupancy of the Premises it will not permit Hazardous Materials to be present on or about the Premises or the Property, except in a manner and quantity necessary for the ordinary performance of Tenant's business and that it will (i) comply with all Environmental Laws relating to the use, storage or disposal or any such Hazardous Materials, (ii) provide to Landlord, and to Ground Lessor if directed by Landlord or Ground Lessor in writing, within one business day after submission, any written declarations and similar reports that Tenant is legally required to file or provide to any governmental authority pursuant to Environmental Laws with respect to identifying and itemizing (by chemical name) any Hazardous Materials that Tenant Parties will use, store, generate, discharge, or emit while occupying all or any portion of the Premises, (iii) promptly remove any waste, surplus or out of specification Hazardous Materials from the Property used by or brought onto the Property by  the Tenant Parties, in accordance with all Applicable Laws and orders of governmental authorities having jurisdiction, (iv) pay or cause to be paid all costs associated with such removal of Hazardous Substances used by or brought onto the Property by Tenant or the Tenant Parties including remediation and restoration of the Property; (v) prior to the expiration or termination of this Lease, close all facilities used or created by Tenant or the Tenant Parties that are regulated by the Nuclear Regulatory Commission (or delegated state agency) so as to render the Premises and the Building suitable for unrestricted use, in accordance with all Applicable Laws; (vi) keep the Property free of any lien imposed pursuant to any Applicable Laws in connection with the existence of Hazardous Materials used by or brought onto the Property by Tenant or the Tenant Parties; (vii) not install or permit to be installed or to exist (except in compliance with Applicable Laws as to existence only) in the Premises any asbestos, asbestos-containing materials, urea formaldehyde insulation or any other chemical or substance which has been determined to be a hazard to health and environment; (viii) not cause or permit to exist, as a result of an intentional or unintentional act or omission on the part of Tenant, Tenant Parties or occupant of the Premises, a release of any Hazardous Materials onto or from the Premises or the Property; (ix) provide to Landlord, promptly following request, information, including without limitation Material Safety Data Sheet(s), regarding Hazardous Materials brought into or used by Tenant or Tenant Parties at any time at the Property; (x) give all notifications and prepare all reports required by Applicable Laws with respect to Hazardous Materials existing on, or required in connection with a release at, the Premises if caused by Tenant, Tenant Parties or anyone claiming by, through or under Tenant or any Tenant Parties and, promptly upon request, shall give copies of all such notifications and reports to Landlord; (xi) if Landlord has a reasonable basis of belief that Tenant, Tenant Parties or any occupant of the Premises permitted a release of Hazardous Materials to occur, pay for periodic environmental monitoring by Landlord as well as subsurface testing paid as Additional Rent to the extent reasonably necessary to monitor or evaluate the extent or status of the release; and (xii) promptly notify Landlord in writing of any summons, citation, directive, notice, letter or other communication, written or oral, of any claim or threat of claim made by any third party relating to the presence or release of any Hazardous Materials in, on or from the Premises, with a copy of any such item. Tenant further covenants and agrees (a) that all waste water discharged from the Premises shall not damage the Building’s plumbing and discharge facilities and systems; and (b) to comply with best practices guidelines, protocols and procedures governing the operation of microbiological and/or biomedical laboratories (if any) within the Premises. In addition to the foregoing, Tenant shall be responsible for and bear all costs in connection with the treatment and discharge of its Hazardous Materials (including without limitation laboratory waste and waste water) disposal. Tenant shall not, by the act or omission of Tenant or any Tenant Parties, cause Tenant’s business operations at the Premises or the Property, or any portion thereof, to become an “Establishment” (as defined in the Connecticut Transfer Act, C.G.S. § 22a 134 et seq. (the “CTA”)), provided that if Tenant or any Tenant Parties do cause the Premises and/or the Property to become an Establishment, then, in connection with any “transfer” (as defined in the CTA) of the Tenant’s business operations at Premises, or the Premises or the Property(or any portion thereof), Tenant, at its sole cost and expense, shall comply with the CTA, but only to the commercial standard required by the Remediation Standard Regulations (“RSRs”) in Sections 22a-133k-1 through 22a-133k-3 of the Regulations of Connecticut State Agencies (“RCSA”) (provided that compliance with such standard does not unreasonably interfere with the use of the Building for the Permitted Use or the use of the Premises by any other tenant in a manner consistent with first-class office and laboratory buildings). Tenant’s liability under the immediately preceding sentence shall be limited to (i) the extent that any remediation or other action required under the CTA results from Tenant’s acts or omissions and otherwise (ii) to any filing and other fees required in connection with the Premises, Property or any portion thereof being an “Establishment” under the CTA, provided that if one or more other tenants or parties triggers the designation of the Premises, Property or any portion thereof as being an “Establishment”, then those costs will be shared equally by such parties. Upon the termination or earlier expiration of the Lease, or at such earlier time, if any, that Tenant assigns this Lease, Tenant, its assignee, or both, shall at their sole cost and expense and utilizing the services of an LEP conduct an investigation of the Premises and Property consistent with the Site Characterization Guidance Document of the Connecticut Department of Energy and Environmental Protection applicable at that time and if that investigation discloses a release caused by Tenant that has not been investigated, remediated or monitored in compliance with the RSRs, then Tenant, its assignee, or both, shall either (a) immediately perform such investigation, remediation and monitoring as required to render the Premises or Property compliance with the RSRs in a manner reasonably approved by Landlord; or (b) escrow all funds reasonably determined by Landlord to perform such investigation, remediation and monitoring.

B.          If Tenant's use of Hazardous Materials on or about the Premises, the Property or the Land results in a release, discharge or disposal of Hazardous Materials on, in, at, under, or emanating from, the Premises, the Property or the Land, Tenant agrees to investigate, clean up, remove or remediate such Hazardous Materials in full compliance with (i) the requirements of (a) all Environmental Laws and (b) any governmental agency or authority responsible for the enforcement of any Environmental Laws; and (ii) any additional requirements of Landlord that are reasonably necessary to protect the value of the Premises.  Landlord shall also have the right, but not the obligation, to take whatever action with respect to any such Hazardous Materials that it deems reasonably necessary to protect the value of the Premises, or the Property.  All costs and expenses paid or incurred by Landlord in the exercise of such right shall be paid to Landlord as Additional Rent by Tenant upon demand.

C.        Upon reasonable notice to Tenant not less than twenty-four (24) hours in advance, Landlord may inspect the Premises, for the purpose of determining whether there exists, on or in the Premises, any Hazardous Materials or other condition or activity that is in violation of the requirements of this Lease or of any Environmental Laws.

D.        Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of this Lease free of debris, waste or Hazardous Materials placed on or about the Premises by Tenant or its agents, employees, contractors or invitees, and in a condition which complies with all Environmental Laws.

E.          Tenant agrees to indemnify, defend and hold harmless Landlord, Landlord Parties and any Additional Insureds from and against any and all claims, losses (including, without limitation, loss in value of the Premises, or the Property) liabilities and expenses (including reasonable attorney's fees) sustained by Landlord attributable to (i) any Hazardous Materials placed on or about the Premises, or the Property, by the Tenant Parties or (ii) Tenant's breach of any provision of this Section 31.

F.          Nothing contained in this Lease shall be construed to create any responsibility of Tenant as to any pre-existing condition on the Leased Premises existing prior to the Commencement Date or any matter not caused by Tenant, Tenant’s agents, or Tenant’s contractors.

G.          The provisions of this Section 31 shall survive the expiration or earlier termination of this Lease.

32.	FINANCIAL STATEMENTS.

From time to time upon request by Landlord or its mortgage lenders, but not more than once in a calendar year unless in connection with a proposed sale or refinance, Tenant shall deliver to Landlord Tenant’s then current balance sheet, together with a statement of Tenant’s profit and loss for the prior two (2) years, both prepared and certified to by a senior financial officer of Tenant.  Landlord shall keep all such information confidential, provided, however, that it may share such information with a prospective buyer, investor or lender or their respective advisors, provided that such parties shall agree to keep such information confidential.

33.	RENEWAL OPTION.

A.        Provided that Tenant is not in default with respect to the performance of any of its material obligations hereunder beyond the expiration of applicable notice and cure periods, Tenant shall have the right to extend the term of this Lease for two (2) successive periods of five (5) years (each, a “Renewal Term”).  Tenant's right to extend the Lease for a Renewal Term shall be exercised, if at all, by Tenant's delivery of written notice of its election to do so no less than twelve (12) nor more than fifteen (15) months prior to the Termination Date, as the same may have been extended by the first Renewal Term.  The Base Rent due during the first year of each Renewal Term shall be the fair market rent for the Premises as reasonably determined by Landlord, which shall be based on the value that would be agreed upon between a landlord and a tenant entering into a new lease on or about the date on which the Renewal Term is to begin for a comparable term and for space comparable to the Premises in the Building and buildings comparable to the Building in the market area.  Such determination of fair market rent shall take into account all relevant factors, including but not limited to any material economic differences between the terms of this Lease and any comparison lease.  Thereafter, the Base Rent during each Renewal Term shall increase two and one-half percent (2.5%) annually. Except as expressly provided in this Section 33, all other provisions of this Lease shall apply to the Renewal Terms, provided, however, that in no event shall Landlord be obligated to perform any additional improvements to the Premises and provided further that Tenant shall not be entitled to any additional renewal terms.

B.         Landlord shall provide written notice to Tenant of its proposed determination of the fair market rent for the applicable Renewal Term within thirty (30) days of Landlord’s receipt of Tenant’s notice of its election to extend the term of this Lease.  Tenant shall have thirty (30) days from the receipt of Landlord's determination of the fair market rent to object to such determination by delivering written notice of its objection to Landlord, which notice shall include Tenant's determination of the fair market rent.  If Landlord and Tenant cannot agree upon the fair market rent within twenty (20) days of delivery of Tenant’s written objection, the following process shall be utilized (which process shall commence on the first day following the expiration of the immediately preceding twenty (20) day period):

A senior officer of a recognized greater New Haven leasing brokerage firm (the "Baseball Arbitrator") shall be selected jointly by Landlord and Tenant.  If Landlord and Tenant are unable to agree upon the Baseball Arbitrator within ten (10) days, then the same shall be designated by the American Arbitration Association ("AAA").  The Baseball Arbitrator selected by the parties or designated by the AAA shall not have been employed by Landlord or Tenant during the previous five (5) year period and shall have at least ten (10) years' experience in the leasing of office space in downtown Hartford.  Within ten (10) days of the designation of the Baseball Arbitrator, Landlord and Tenant shall each submit to the other and to the Baseball Arbitrator, their respective final determinations of the fair market rent applicable to the Renewal Term.  The Baseball Arbitrator shall determine which of the two determinations more closely represents the fair market rent.  The Baseball Arbitrator may not select any amount other than the determinations submitted by Landlord and Tenant, respectively.  Within ten (10) days of the Baseball Arbitrator's receipt of Landlord's and Tenant's final determinations of the fair market rent, the Baseball Arbitrator shall issue his or her decision, which shall be the fair market rent applicable to the Renewal Term.  Landlord and Tenant shall each pay one-half of the cost of the Baseball Arbitrator.

Within 30 days after determination of the final fair market rent for a Renewal Term, Landlord shall provide to Tenant an amendment to this Lease, setting forth the applicable Base Rent for such Renewal Term and any other applicable terms mutually agreed to by the parties.

C.        In the event that the parties pursue the process set forth under Section 33.B. above, and the Baseball Arbitrator has not yet established the fair market rent for the Renewal Term, Tenant’s Base Rent shall be the Base Rent paid in the last month of the then-preceding Term, or Renewal Term as applicable.  Upon the fair market determination by the Baseball Arbitrator, the Base Rent shall then be adjusted in accordance with the process set forth under Section 33.B.

34.	RIGHT OF FIRST OFFER.

During the Term, and subject to the rights of other tenants as set forth in Schedule 34 herein, provided that Tenant (a) is not then in default hereunder, and (b) has at least five (5) years remaining on the then-applicable Term, Tenant shall have the right of first offer with respect to available space on the second (2nd) floor of the Building (the “ROFO Space”) upon the same terms and conditions set forth in this Lease except for Base Rent, parking ratio, and any tenant improvements or other Landlord work.  For the avoidance of doubt, Tenant shall have the right of first offer each time the ROFO Space is available, including promptly following the Commencement Date, and at such later date as the ROFO Space may become available again.  Landlord shall provide written notice to Tenant upon the availability of space and, subject to this Section 34, the economic terms upon which Landlord is prepared to lease such space, including without limitation, the date on which rent commences and the amount of fixed square foot rental rates and proportionate share of Operating Expenses and Taxes, and proposed financial considerations (if any) being offered by Landlord (the “ROFO Notice”) and Tenant shall have ten (10) business days from receipt of the ROFO Notice to elect to add the ROFO Space to the Premises upon the terms of this Lease, provided that the term for any such space be co-terminous with the Term, and provided further that the economic terms shall be equitably prorated to reflect that the term for the ROFO Space shall be co-terminous with the Term.   If Tenant timely accepts such terms under the ROFO Notice, the ROFO Space shall be added to the Premises pursuant to the provisions of this Lease except for the economic terms applicable to the ROFO Space and provided further that Landlord shall not be obligated to improve the ROFO Space.  If Tenant does not timely accept such offer, it shall have no further rights to such ROFO Space and Landlord is free to lease such space so long as the lease terms are at least 95% as favorable to Landlord as were contained in the initial notice to Tenant; provided, however, that if, within the one hundred eighty (180) day period following the end of such ten (10) business day period, Landlord shall propose to lease the ROFO Space to someone other than Tenant for a Net Effective Rental (as defined below) of less than ninety-five percent (95%) of the Net Effective Rental proposed to Tenant in the ROFO Notice, then Landlord shall be again required to offer the ROFO Space to Tenant in accordance with the provisions of this Section 34 (and shall send Tenant a new ROFO Notice with respect to such ROFO Space), with such notice and time period requirements continuing ad infinitum until such time as the ROFO Space is leased.  The term “Net Effective Rental” when used herein shall mean, with respect to any proposed lease of ROFO Space, the net present value, determined as of the effective date of the proposed lease, using a discount rate of six percent (6%) of the aggregate of all Rent and additional rent for Taxes and Operating Expenses (as reasonably estimated at the time) payable under the proposed lease, discounted from the date such payment would have been made under the proposed lease, after deducting therefrom the amount of all inducements (such as, by way of example only, work contributions or rent credits) that are (or will be) granted by Landlord to such tenant in respect thereof, discounted, using a discount rate of six percent (6%), from the date that such inducements were to have been given under the proposed lease to the commencement date of the proposed lease.

35.	IMPROVEMENT ALLOWANCE; WORK LETTER.

Tenant shall prepare plans for all improvements necessary or desirable for Tenant’s occupancy of the Premises (the “Tenant Work”) and Landlord shall cause the Tenant Work to be performed as provided in the Work Letter attached hereto as Schedule 35 (the “Work Letter”).  For the avoidance of doubt, Landlord shall deliver that certain portion of the Premises that will serve as Tenant’s exercise/yoga space in an empty and broom clean condition, without any gym equipment or other equipment in such space, and such obligation shall be deemed part of Tenant Work.

Landlord shall provide Tenant with an improvement allowance in an amount up to $135.00 per rentable square foot of the Premises, or Nine Million One Hundred Three Thousand Nine Hundred Ninety-Five and 00/100 Dollars ($9,103,995.00) (the “Improvement Allowance”) which shall be provided by Landlord in the manner and to the extent provided in the Work Letter.  Such amounts shall be paid in accordance with the terms in the Work Letter.  Tenant shall be solely responsible for the cost of the Tenant Work in excess of the Improvement Allowance.

36.	ROOF RIGHTS.

In connection with the Tenant Work, Tenant may request as part of the Final Working Drawings and Specifications (as that term is defined in the Work Letter) that Landlord install, and thereafter Tenant operate and maintain, additional HVAC equipment on the roof of the Building for Tenant’s sole use (collectively, the “Roof Equipment”), subject to the following terms, conditions and limitations: (i) Tenant shall use its best efforts to obtain the smallest equipment available for Tenant’s intended use; (ii) the Roof Equipment shall be placed in such location on the roof as is reasonably designated by Landlord and which is suitable for such use; (iii) the specifications for the Roof Equipment and the plans for the installation thereof shall be subject to Landlord's prior written consent (not to be unreasonably withheld, delayed or conditioned); (iv) the installation and removal of the Roof Equipment shall, in all events, comply with the applicable provisions of this Lease; (v) Tenant shall be solely responsible for all costs and expenses incurred for the operation, maintenance, repair, replacement and removal of the Roof Equipment, including but not limited to any electricity used by the Roof Equipment, which consumption shall be measured, at Landlord's option, by the submeter measuring Tenant's electric consumption or an additional submeter which shall be installed at Tenant's expense in order to measure such electric consumption; (vi) Tenant shall obtain and maintain in full force and effect any approval required by any regulatory body having authority over the installation or operation of the Roof Equipment, and shall deliver evidence of same to Landlord; (vii) Tenant's installation or operation of the Roof Equipment shall not interfere with the operation of any other rooftop equipment now or hereafter located at the Building, nor void, impair or adversely affect any then-existing roof warranty; (viii) Tenant shall indemnify, defend, and hold harmless Landlord and Landlord's agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including litigation costs and reasonable attorneys' fees) suffered by or claimed against them based on or arising out of, or in any way relating to the Roof Equipment at the Building, except arising out of the gross negligence or willful misconduct of Landlord or Landlord’s employees, agents and contractors; (ix) Tenant shall not be permitted to access the roof in order to service the Roof Equipment, except on prior notice to, and in the presence of a representative of, Landlord, provided that in an emergency such notice may be telephonic, (x) the Roof Equipment shall be screened from public view; and (xi) upon the expiration or earlier termination of this Lease, at Landlord’s election, Tenant shall remove the Roof Equipment, repair all damage caused thereby, and restore the affected portions of the roof to the condition existing immediately prior to the installation thereof reasonable wear and tear and effects of casualty excepted or, at Landlord’s election Tenant shall pay Landlord the estimated cost of such removal and restoration, as reasonably determined by Landlord, and Landlord shall cause the Roof Equipment to be removed and the areas affected by the Roof Equipment to be restored.  Tenant shall not be obligated to pay to Landlord any rent, license or use fees with respect to Tenant's occupancy of the roof space for the Roof Equipment.  Landlord agrees that, at no cost to Landlord, it shall cooperate with Tenant in Tenant's pursuit of any approvals, licenses, or permits associated with the Roof Equipment, which cooperation shall include executing any necessary owner's consent forms.  Notwithstanding anything to the contrary, following submission by Tenant, and approval by Landlord, of the Final Working Drawings and Specifications, Tenant shall have no further rights to install any additional Roof Equipment not set forth therein.

37.	GENERATOR.

Landlord confirms that the Building is served by an existing 800 kV backup generator (the “Building Generator”) which provides power to fire/life safety equipment and emergency lighting. Tenant may elect to connect to up to 150Kv of load to the Building Generator, provided that all such work will be performed by Landlord’s contractors at Tenant’s sole cost. Tenant’s connection to and use of the Building Generator shall be subject to rules and procedures established by Landlord in its sole but good faith discretion, including, without limitation, testing and maintenance and repair, which may require the shutdown of, or disconnection of Tenant’s loads to, the Building Generator from time to time, upon no less than ten (10) business days’ advance written notice, and no more than one a year (except in the event of a required non-scheduled shut down or an emergency).  Tenant may elect to install a natural gas fueled backup generator (“Tenant’s “Generator”) on a pad at a location outside of the Building or on the roof of the Building, to be designated by Landlord in connection with the Final Working Drawings and Specifications.  Any installation, maintenance, testing and operation of Tenant’s Generator, including, without limitation, fuel and utilities shall be at Tenant’s sole expense in accordance with all of the applicable provisions of this Lease, including, without limitation, compliance with Applicable Laws.  Notwithstanding anything to the contrary, Tenant shall either remove Tenant’s Generator and related equipment and restore any portion of the Property affected by such removal, or leave the Generator and such related equipment in place at the end of the Term, at Landlord’s election.

38.	PAD RIGHTS

Tenant shall have the right to a pad at a location adjacent to the Building to be designated by Landlord in connection with the Final Working Drawings and Specifications (Tenant’s Pad”), for the sole purpose of a nitrogen tower serving the Premises (the “Nitrogen Tower”).  Any installation, maintenance, testing and operation of Tenant’s Pad or Nitrogen Tower, including, without limitation, fuel and utilities shall be at Tenant’s sole expense in accordance with all of the applicable provisions of this Lease, including, without limitation, compliance with Applicable Laws.  Notwithstanding anything to the contrary, Tenant shall either remove the Nitrogen Tower and related equipment and restore any portion of the Tenant’s Pad affected by such removal, or leave the Nitrogen Tower and all such related equipment in place on Tenant’s Pad at the end of the Term, at Landlord’s election.

39.	SWING SPACE

Beginning on the Commencement Date and continuing until the earlier to occur of: (i) the date that is ten (10) business days after Substantial Completion (as that term is defined herein) of the Tenant Work, and (ii) ten (10) months from the Commencement Date (the “Swing Space Term”), Tenant shall have the right without charge to occupy and operate in certain space on the first (1st) floor comprising approximately 8,080 rentable square feet designated by the Landlord as temporary space for Tenant’s use and operation (the “Swing Space”), provided that Tenant shall promptly pay upon invoice from Landlord for the actual costs of any electrical and HVAC services supplied to the Swing Space outside of Building business hours of 8am to 6pm.  Tenant shall use the Swing Space solely for general office use, and in accordance with Applicable Laws and the applicable provisions of this Lease; and Tenant shall maintain insurance as set forth in Section 10 of this Lease.  Landlord shall not be obligated to perform any work or furnish any materials to prepare the Swing Space for Tenant’s occupancy during the Swing Space Term, and Tenant shall furnish all equipment necessary for its operation within the Swing Space.  During such occupancy of the Swing Space, Tenant may use the on-site parking facility located at the Property on a non-reserved, non-exclusive basis in amounts reasonably required for its employees, agents and invitees using the Swing Space but not to exceed 130 spaces.

[Signatures on following page…]

IN WITNESS WHEREOF, the parties have executed this Lease or caused this Lease to be executed by their duly authorized representative the day, month and year first above written.

TENANT:		LANDLORD:

QUANTUM-SI INCORPORATED		WINCHESTER OFFICE LLC

By:	/s/ Christian LaPointe	By:	/s/ David Dishy
Christian LaPointe, General Counsel		David Dishy, Authorized Signatory

SCHEDULE A

LEGAL DESCRIPTION OF THE PROPERTY

EXHIBIT 1.1.1

A certain piece or parcel of real property located in the City and County of New Haven and State of Connecticut, containing 318,401 square feet, more or less, and being shown on a map entitled "PERIMETER SURVEY DIVISION OF PROPERTY OF U.S. REPEATING ARMS COMPANY, INC. TRACT A 275 WINCHESTER AVENUE (PARCEL 1.021) NEW HAVEN, CONNECTICUT", by URS, Sheet 1 of 3 Scale 1"= 40', dated January 2002 (the "premises"), which map is filed in the office of the Town Clerk of the City of New Haven as Map 57-109, said premises being more particularly bounded and described as follows:

Beginning at a point marking the intersection of the Westerly street line of Mansfield Street and the Northerly street line of Munson Street;

Thence running North 85 degrees 41' 40" West, 772.61 feet along said Northerly street line of Munson Street;

Thence running North 18 degrees 37' 10" West, 80.66 feet and North 14 degrees 22' 30" East, 407.82 feet along the Easterly street line of Winchester Avenue;

Thence running South 75 degrees 36' 55" East, 738.52 feet along land now or formerly of U.S. Repeating Arms Company, Inc. Tract E and land now or formerly of U.S. Repeating Arms Company, Inc. Tract D, partly by each;

Thence running South 03 degrees 22' 50" West, 346.60 feet along the Westerly street line of Mansfield Street to the point and place of beginning.

Together with the rights benefiting the premises set forth in the Agreement Regarding Winchester Avenue by and between Olin Corporation and Repeating Arms-Company dated July 20, 1981 and recorded July 20, 1981 in Volume 2922 at Page 278 of the New Haven Land Records and in the Agreement Regarding Winchester Avenue by and between Olin Corporation and the City Of New Haven dated May 14, 1984 and recorded October 4, 1984 in Volume 3211 at Page 202 of said Land Records.

87

SCHEDULE A-1

PREMISES

TENANT B
T/D
ELEC.
T/D
HALDA
ELEC.
MECH.
LOADING
QSI
T/D
ELEC.
QSI
MECH.

1 FIRST LEVEL PLAN
SK-01 1/32"=1'-0"

SVIGALS + PARTNERS
Architecture + Art
84 Orange Street + New Haven, CT 06510
Tel: 203 786-5110 + www.svigals.com

DRAWING TITLE: 1ST FLOOR PLAN - QSI	SCALE: 1/32" = 1'-0"	DATE: 12/01/2021	DRAWING NO: SK-01
JOB NAME: 115 MUNSON	JOB NO: 20028.05		PAGE NO:

SCHEDULE A-1
[cont.]

ELEC
T/D
QSI
MECH.
ELEC.
T/D
MECH.

1 THIRD LEVEL PLAN
SK-03 1/32"=1'-0"

SVIGALS + PARTNERS Architecture + Art 84 Orange Street + New Haven, CT 06510 Tel: 203 786-5110 + www.svigals.com	DRAWING TITLE: 3RD FLOOR - QSI	SCALE: 1/32" = 1'-0"	DRAWING NO: SK-03
		DATE: 12/01/2021	
	JOB NAME: 115 MUNSON	JOB NO: 20028.05	PAGE NO:

SCHEDULE A-1
[cont.]

ELEC
T/D
MECH.
QSI
MECH
ELEC.
T/D
MECH.

1 SK-04 FOURTH LEVEL PLAN
1/32"=1'-0"

SVIGALS + PARTNERS Architecture + Art 84 Orange Street + New Haven, CT 06510 Tel: 203 786-5110 + www.svigals.com	DRAWING TITLE: 4TH FLOOR - QSI	SCALE: 1/32" = 1'-0"	DRAWING NO: SK-04
	JOB NAME: 115 MUNSON	DATE: 12/01/2021	
		JOB NO: 20028.05	PAGE NO:

SCHEDULE 9A

INSURANCE COVERAGES FOR TENANT’S WORK

Tenant shall, at its sole expense, be responsible for the securing of insurance by Tenant’s Contractor and for the maintenance of same by Tenant’s Contractor until completion and final acceptance of any Tenant Work.  Certificates of insurance affording evidence of same shall be obtained from Tenant’s Contractor by the Tenant and delivered to the Landlord prior to the commencement of any work by Tenant’s Contractor.  The required insurance coverage is as follows:

A.          Worker’s Compensation and Employers’ Liability Insurance including an endorsement affording 30 days’ written notice of cancellation to Contractor, and Landlord, and naming the same as additional insured.  The Employers’ Liability minimum limits required are as follows:

Bodily Injury by accident        $100,000 each accident

Bodily Injury by disease          $500,000 policy limit

Bodily Injury by disease          $100,000 each employee

B.        General Liability Insurance on an Occurrence basis for an amount of $2,000,000 each occurrence and including the following coverage:

(i)	Premises and Operations coverage.

(ii)	Owners and Contractors Protective coverage.

(ii)	Products and Completed Operations coverage.

(iv)	Blanket Contractual coverage, including both oral and written contracts.

(v)	Personal Injury coverage.

(vi)	Broad Form Property Damage coverage, including completed operations.

(vii)	An endorsement naming Landlord as additional insured.

(viii)	An endorsement affording 30 days’ written notice to Landlord in event of cancellation or material reduction in coverage.

(ix)
An endorsement providing that such insurance as is afforded under the policy of Tenant’s Contractor is primary insurance as respects Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder.

No endorsement limiting or excluding a required coverage is permitted.  CLAIMS-MADE COVERAGE IS NOT ACCEPTABLE.

C.          Business Auto Liability Insurance for an amount of $1,000,000 combined single limit for bodily injury and/or property damage liability including:

(i)	Owned Autos (if any),

(ii)	Hired or Borrowed Autos,

(iii)	Nonowned Autos,

(iv)	An endorsement naming Landlord as additional insured; and

(v)	An endorsement affording 30 days’ written notice of cancellation to Landlord in the event of cancellation or material reduction in coverage.

A certificate and endorsements affording evidence of the above requirements must be delivered to Landlord before Tenant’s Contractor performs any work at or prepares or delivers materials to the site of construction.

Tenant shall require its Contractor to require its subcontractors to provide insurance where Tenant’s Contractor would be required to carry insurance under this insurance section and to be responsible for obtaining the appropriate certificates or other evidence of insurance.

Tenant’s Contractor shall maintain all of the foregoing insurance coverage in force until the work under this agreement is fully completed and accepted, which is to be maintained for one (1) year following completion of the work and acceptance by Landlord and Tenant.

Any casualty insurance maintained by Tenant’s Contractor and its subcontractors shall preclude subrogation claims by the insurer against anyone insured thereunder.

The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under the “indemnity” paragraph of this agreement.

Such insurance coverage may not be changed or canceled without at least thirty (30) days prior written notice to Landlord and Tenant.

If the Tenant fails to secure and maintain the required insurance from Tenant’s Contractor, the Landlord shall have the right (without any obligation to do so, however) to secure the same in the name and for the account of the Tenant’s Contractor(s) in which event Tenant shall pay the cost thereof and shall furnish upon demand, all information that may be required in connection therewith.  Further, such failure to secure and maintain the required insurance shall constitute a default under the Lease and Landlord shall be entitled to immediately have all Tenant Work cease until cured.

SCHEDULE 10B

INSURANCE COVERAGE

Satisfactory to Landlord, and with such increases in limits as Landlord may from time to time request consistent with commercially reasonable standards applicable to similarly properties in the surrounding area of the Premises, but initially Tenant shall maintain the following coverages in the following amounts:

(i)         Commercial General Liability Insurance for bodily injury and property damage naming Landlord as an additional insured, in such amounts are adequate to protect Landlord against liability for injury to or death of any person in connection with the use, operation or condition of the Premises.  Such insurance at all times shall be in an amount of not less than Two Million and 00/100 Dollars ($2,000,000.00) combined single limit aggregate for bodily injury or death or damage to property.

(ii)        Comprehensive Automobile Insurance covering all owned, non-owned and hired automobiles of Tenant including the loading and unloading of any automobile with limits of liability not less than:

Bodily Injury Liability $1,000,000 each person/$1,000,000 each accident

Property Damage Liability $1,000,000 each accident

(iii)       Special form (all risk) insurance covering the leasehold improvements in the Premises (including any alterations, additions or improvements as may be made by Tenant), trade fixtures, merchandise and all other personal property from time to time in or on the Premises, in an amount not less than one hundred percent of their actual replacement cost, including insurance against vandalism and malicious mischief and insurance covering breakage of any plate glass included within or enclosing the Premises.

(iv)        Worker’s compensation insurance in the maximum amount required by law.

Tenant shall, prior to the commencement of the Term, furnish to Landlord certificates evidencing such coverage, which certificates shall state that such insurance coverage may not be changed or canceled without at least thirty (30) days prior written notice to Landlord and Tenant and shall name Landlord and Landlord's managing agent as additional insureds.

Tenant shall require any Tenant’s Contractors performing work in, on or about the Premises to take out and keep in full force and effect, at no expense to Landlord the insurance set forth in Tenant’s work in Schedule 9A of this Lease.

All insurance required to be carried by Tenant shall be issued by responsible insurance companies, qualified to do business in the State of Connecticut with a Best’s Rating of at least A-VIII.

SCHEDULE 20

RULES & REGULATIONS

1.          The rights of Tenant in the sidewalks, entrances, corridor and elevators of the Building are limited to ingress and egress from the Premises and for going from one part of the Building to another for Tenant and its employees, licensees and invitees. Tenant shall not use, or permit the use of such sidewalks, entrances, corridors, or elevators for any other purposes. Fire exits and stairwells are for emergency use only and they shall not be used for any other purpose. Landlord shall have the right to regulate the use of and operate the public portions of the Building, as well as portions furnished for the common use of the tenants, in such manner, as it deems best for the benefit of the tenants generally.

2.          Tenant shall not obstruct the walks or any common areas of the Property with anything or in any manner whatsoever and shall keep all outside areas immediately adjoining the Premises, including but not limited to sidewalks and loading docks, free and clear of any and all snow, ice, direct, accumulation of water, litter, refuse and hazardous conditions.  Tenant shall not permit its employees, customers or other invitees to loiter outside the Building.

3.           Tenant shall not place or maintain any merchandise or other articles in any vestibule, sidewalks, passages, courts, corridors, halls, elevators and stairways or entry of the Premises or elsewhere in the Common Area.

4.         Tenant shall not display, sell or offer to sell goods, wares or merchandise in or about any part of the Building except the interior of the Premises, and shall not solicit or conduct business in the Common Area.

5.           Tenant shall not solicit business or distribute handbills or other advertising matter in the Common Area.

6.          Tenant shall not leave, place or dispose of any refuse, garbage or thing outside the Premises or elsewhere in the Building other than garbage or refuse in containers or receptacles expressly designated by Landlord for that purpose as and where so designated.

7.          All refuse in and from the Premises, and from Tenant and those under its control, shall be deposited in containers reasonably acceptable to Landlord and disposed of in a manner and at times reasonably acceptable to Landlord in accordance the following provisions: Tenant shall not permit accumulations of any trash or refuse, but will remove same on a daily basis to a trash enclosure in the location designated by Landlord.  Until so removed, Tenant shall keep all refuse in odor-proof, rat-proof containers within the interior of the Premises, shielded from the view of the general public.  Tenant acknowledges that the trash enclosures and trash receptacles to be used by Tenant may be located in a part of the Common Area which is shared with other tenants and occupants of the Building and are not for Tenant’s exclusive use.  It is anticipated that Landlord will maintain the trash removal contract for the Building with a waste removal company designated by Landlord.  Tenant will be billed by Landlord and/or a designated third party for its fair and equitable share of the cost of such trash removal, based on industry-standard allocations for the type of use of the Premises, the character and volume of trash generated by the Premises, etc., in addition to reasonable processing and administrative fees (which shall include a one-time $20.00 set-up fee and minimum $7.00 fee per invoice).  Tenant shall pay to Landlord and/or a designated third party, as Additional Rent, within thirty (30) days of receipt of a bill therefor, the charges for trash removal and processing and administrative fees as determined above.  Landlord shall be permitted to promulgate additional rules and regulations with respect to the shared trash area and shared trash receptacles.

8.           Deliveries shall only be made between the hours of 8:00 a.m. to 12:00 p.m., Mondays through Fridays. Tenant shall not permit the parking of delivery vehicles so as to interfere with the use of any driveway, walk or other common areas in the Building.

9.          Tenant shall not install any additional locks or bolts of any kind on any of the doors or windows in the Premises without the consent of the Landlord. No lock on any door shall be changed or altered in any respect without the prior approval of Landlord. All locks or bolts will be keyed to the Building’s master system. Duplicate keys shall be procured only from Landlord and Tenant shall pay Landlord’s reasonable charge. Upon the termination of the Lease, all keys of the Premises and restrooms shall be returned to Landlord.

10.         All entrance doors in the Premises shall be left locked by Tenant when the Premises are not in use. All entrance doors into the Premises shall be kept in closed position at all times.

11.          Canvassing, soliciting and peddling in the Building are prohibited and Tenant shall cooperate to prevent the same.

12.        Tenant shall comply with all recycling laws and regulations of the City of New Haven and other Legal Requirements pertaining to recycling. Tenant shall not leave, place or dispose of any refuse, garbage or thing outside the Premises or elsewhere in the Building other than garbage or refuse in containers or receptacles expressly designated by Landlord for that purpose as and where so designated.

13.          Only such window blinds and shades as are approved by Landlord shall be used.

14.         Tenant shall keep all refuse in odor-proof, rat-proof containers within the interior of the Premises.

15.       Tenant shall not permit the parking of delivery vehicles so as to interfere with the use of any driveway, walk, parking areas or other Common Area in the Building.  Pre-arrangements with Landlord shall be made in writing for bulk deliveries.  Tenant shall provide Landlord with certificates of insurance for all vendors delivering or removing bulk materials, shielded from the view of the general public.

16.         Tenant shall not burn any trash or garbage of any kind in or about the Premises or the Building.

17.       Tenant shall not purchase or contract for housekeeping, window washing, maintenance, electrical, construction, engineering (e.g.: telephone) or any other type of services in the Premises unless vendors are pre-approved by Landlord.

18.        No lock on any door shall be changed. Upon termination of the Lease, all keys of the Premises and relating to the Building shall be returned to Landlord, and all security codes shall be turned over to Landlord.

19.        All contractors, companies or persons providing services in the Building shall at all times possess certificates of insurance as stipulated by the Building’s management office.

20.         Tenant shall not conduct, advertise, or suffer the occurrence of any auction sale, bankruptcy sale, going out of business sale, distress sale or the like at the Premises or the Building.

21.        Tenant requests for access into any Building areas including any communications closets must be submitted in writing to the Building’s management office at least 24 hours in advance, except during unforeseen emergencies.

22.        On a daily basis, Tenant’s contractors or vendors working in any base Building areas or adjacent tenant spaces will broom sweep and secure the areas. Tenant shall not overload the floors of the Premises. Tenant shall keep the Premises clean and free of refuse at all times.

23.        Tenant shall maintain all display windows in a neat, attractive condition and shall keep all display windows and exterior electric signs lighted from dusk until 11:00 p.m. every day, including Sundays and holidays.

24.         Tenant shall comply with all applicable laws and governmental authorities regarding Sunday openings as said laws may from time to time appear and/or be amended.

25.         Tenant shall keep and maintain temperatures at the Premises sufficiently high to prevent freezing of or interference of any flow in pipes in, at and about the Premises.

26.         Tenant shall conform to and abide by said Landlord’s sign criteria and shall maintain and keep any and all signs, displays and/or lettering in good repair, good appearance and good working order at all times and make all replacements thereto as and when required to keep the same in such condition.

27.        Tenant shall not use any sound device which shall reasonably be deemed objectionable to Landlord or other tenants, including but not limited to loudspeakers, microphones, transmitters, amplifiers of phonographs.

28.        Tenant shall not use or permit the use of any apparatus, or sound reproduction or transmission, or any musical instrument in such manner that the sound so reproduced, transmitted or produced shall be audible beyond the confines of the Premises, and will not use any other advertising medium, including without limitation flashing lights or search lights, which may be heard, seen, or otherwise experienced outside of the Premises.

29.          No machinery, electrical equipment, or appliances of any kind shall be placed or operated in the Building by Tenant that will disturb other Tenants. At Landlord’s request, Tenant at its sole cost and expense must remedy any such disturbances to Landlord’s satisfaction.

30.         Where any damage to the public portions of the Building or to any portions used in common with other Tenants is caused by Tenant or its employees, licenses or invitees, the cost of repairing the same shall be paid by Tenant.

31.        Tenant shall not do anything which may damage the personal property of any business or occupant at the Building or any part thereof or be a nuisance to other tenants of the Building.

32.        All floor covering shall be laid in the Premises only in a manner approved by Landlord. The plumbing facilities, drains and lines in or about the Premises and/or the Building shall not be used for any other purpose by Tenant or anyone under its control than for the purpose for which they are constructed, nor shall Tenant put (or dispose of) any foreign substance therein of a kind other than that for which such facility was specifically designed or permit such event to occur; and all cost and expense of repairing, replacing, or restoring said facilities or equipment by reason of any breakage, stoppage, or damage resulting from a violation of this provision shall be borne by Tenant.

33.         Tenant shall not use the plumbing facilities for any other purpose than that for which they are constructed and will not permit any foreign substance of any kind to be thrown therein, and the water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed. No sweeping, rubbish, rags or other substances shall be thrown or stored therein. Damage to any such fixture resulting from use by Tenant or any employee or invitee of Tenant shall be repaired at the expense of Tenant. The expense of repairing any breakage, stoppage, seepage or damage, whether occurring on or off the Premises, resulting from a violation of this provision by Tenant or Tenant’s employees, agents or invitees shall be borne by Tenant. All grease traps and other plumbing traps in the Premises shall be kept clean and operable by Tenant at Tenant’s own cost and expense.

34.         Tenant and its employees are prohibited from smoking in front of, in or about the Premises or the Building, in the loading dock, parking areas, near access stairs, or any other areas of the Building.

35.        No aerial shall be erected on the roof or exterior walls of the Premises or Building, or at or about the Building, without first obtaining Landlord’s consent in writing in each instance, which consent may be withheld by Landlord in its sole and absolute discretion. Any aerial installed without prior written consent of Landlord shall be removable by Landlord without notice at any time and without liability of any kind to Landlord, and if Landlord consents to the installation of such an aerial, it shall be installed in accordance with any and all applicable governmental authorities.

36.          Tenant shall comply with all hazardous chemical reporting requirements

37.         No cooking shall be done by Tenant in the Premises except in a kitchen of a code-compliant dining facility as set forth in Tenant’s Lease.

38.          Tenant must use an approved service provider for ALL cleaning and exterminating services.

39.          Tenant must use an approved service provide for ALL HVAC maintenance services.

40.         Tenant shall keep all mechanical apparatus free of vibration and noise which may be transmitted beyond the confines of the Premises.

41.        Tenant shall report any and all injuries and incidents, no matter how slight, (including property damage) immediately to the Landlord’s property manager or designated alternate.

42.        Tenant’s contractor shall provide a schedule to Building owner and Landlord’s property manager showing duration of construction activities, major deliveries and any shutdowns required.

43.       A preconstruction meeting is required with the Building’s engineer and the onsite construction team to review required shutdown procedures, logistics and emergency procedures.

44.         All pathways for material deliveries beyond the freight elevator need to have floor protection consisting of a minimum of 1/8” Masonite. Protection should be removed and replaced for each delivery. More substantial protection may be required for heavy loads so as not to damage the floor. All deliveries should be reviewed with the Building’s management office.

45.        Fire and egress doors shall not be left propped open except for during deliveries. Doors should only be held open with rubber or wooden door stops at the base of the door where it meets the floor. Nothing should be places in the jamb of the door. Any damages will be charged back to Tenant.

46.        MSDS (Material Safety Data Sheets) need to be available for Landlord’s property manager for any and all chemicals brought into the Building.

47.         Dust control is the responsibility of the contractor and precautions need to be taken so that no dust shall be allowed to travel into occupied areas or into shafts and Building equipment.

48.          There is NO onsite parking provided for workers or vehicles.

49.        All connections to and/or testing of Fire/Life Safety and or other base Building systems is to be performed before 6:00 p.m. Monday through Friday and shall be coordinated with the Building’s property manager, and the appropriate base Building vendor. All such work shall be at the expense of Tenant and Tenant’s contractor.

50.         Landlord reserves the right to exclude from the Building outside of business hours all persons who do not present a pass to the Building signed or approved by Landlord.  Tenant shall be responsible for all persons for whom a pass shall be issued at the request of Tenant.

51.         Any person whose presence in the Building at any time shall, in the judgment of Landlord, be prejudicial to the safety, character, reputation or interests of the Building or of its tenants may be denied access to the Building or may be ejected therefrom.  Landlord may require any person leaving the Building with any package or other object to exhibit a pass from the tenant from whose premises the package or object is being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any tenant against the removal of property from the premises of the tenant.

52.         Landlord may from time to time adopt reasonable systems and procedures consistent with first class buildings for the security and safety of the Building or Property, its occupants, entry, use and contents.  Tenant, its agents, employees, contractors, guests and invitees shall comply with the Landlord’s processes and procedures of which Tenant has prior written notice. Tenant agrees to keep its Premises locked or otherwise properly secured.

53.         Only authorized personnel permitted by Tenant and Landlord shall go upon the roof of the Building.

54.         All contracts, contractor’s representatives and installation technicians performing Work in the Building shall comply with the Landlord’s Rules and Regulations.

55.        Tenant shall provide plans for approval by Landlord in accordance with the Lease for designated Universal Waste and RCRA regulated wastes storage areas within the Premises. These areas will be maintained by the tenant in accordance with Title 40 CFR part 273.

SCHEDULE 24

SIGNAGE

LEGEND
PROPOSED TENANT
BUILDING SERVICE AREA
FLOOR SERVICE AREA
EXTERIOR AREAS
MAJOR VERTICAL CIRCULATION
BUILDING AMENITY AREA
EXCLUDED AREA
TENANT B
TENANT A
ELEC.
T/D
ELEC.
T/D
MECH.
LOADING
T/D
ELEC.
TENANT E
TENANT D
TENANT C
MECH.

1 FIRST LEVEL PLAN

Tenant’s branding in pass-through highlighted in red above.

1) INTERIOR SIGNAGE - BUILDING 30 PASSTHROUGH

PROPOSED SIGNAGE LOCATION
STUCCO
RESTORED COPPER FRAME ASSEMBLY
ALUM STOREFRONT, REF 2B/A2.01
EXTG CONCRETE COLUMN
8" CONCRETE CURB WITH TILE BASE

2) INTERIOR SIGNAGE - BUILDING 30 PASSTHROUGH

PROPOSED SIGNAGE LOCATION

3) EXTERIOR SIGNAGE - BUILDING 30 SOUTH ELEVATION (MUNSON STREET)

Two-Story Banner

1
2
3
4
5
6
7
8
9
10
BLDG 1
BLDG 30
BLDG 30
BLDG 31
K25
K65
K38
K65
K77
K75
K07
K06
PROPOSED LOCATION FOR 2-STORY BANNER

POTENTIAL SIGNAGE LOCATIONS - QUANTUM-SI

Svigals + Partners

29 November 2021

Tenant shall also be permitted to the add the following branding, signage or other specified modifications to the relevant portions of the interior of the Building:

 Front entrance “breezeway” off of Munson St.
•	Paint the exterior entranceway off of Munson St QSI branded colors including, but not limited to: black, white, green and blue. This includes the exterior entrance and front door.
•	Apply text, graphic designs, decals and illustrations and QSI logo to exterior windows facing Munson St on the first, third and fourth floors
•	Paint all of the interior walls colors including, but not limited to: black, white, green and blue. This includes artistic illustrations and murals of visual patterns, imagery and graphics.
•	Install posters, artwork, imagery and sculptures
•	Install light fixtures within the entire space. This includes hanging lighting fixtures from the ceiling and installing lighting fixtures to the walls.
•	Install surround sound speaker system for sonic design

Stairwells on, and connecting, the 3rdand 4th floors:
•	Paint all of the interior walls colors including, but not limited to: black, white, green and blue. This includes artistic illustrations and murals of visual patterns, imagery and graphics.
•	Install posters, artwork, imagery and sculptures
•	Install light fixtures. This includes hanging lighting fixtures from the ceiling and installing lighting fixtures to the walls.

Ceilings above the interior staircases above the 4th floor:
•	Paint all of the interior walls colors including, but not limited to: black, white, green and blue. This includes artistic illustrations and murals of visual patterns, imagery and graphics.
•	Install posters, artwork, imagery and sculptures
•	Install light fixtures within the entire space. This includes hanging lighting fixtures from the ceiling and installing lighting fixtures to the walls.

Roof deck area:
•	Provide outdoor furniture including but not limited to: couches, coffee tables, lounge chairs, light fixtures, heat lamps, heavy blankets, and a grill.
•	Install posters, artwork, imagery and sculptures appropriate for a common area, and not branded for QSI
•	Install surround sound speaker system for sonic design

First floor, third floor, and fourth floor QSI office windows facing the interior lobby:
•	Window tinting system to adjust transparency and opacity of the office windows
•	Apply text, graphic designs, decals, illustrations, QSI logo and fonts

SCHEDULE 34

EXISTING TENANT ROFO RIGHTS

None.

SCHEDULE 35

WORK LETTER

This Work Letter (the “Work Letter”) supplements the Lease (the “Lease”) dated as of December 28, 2021 executed concurrently herewith by and between Landlord and Tenant, covering the Premises.  All terms not defined herein shall have the same meaning as set forth in Lease.

1.           Plans and  Drawings for Premises.

1.1(a)     Preliminary Drawings.  Within forty-five (45) days of execution of the Lease, Tenant shall cause Tenant’s Architect to prepare, and furnish to Landlord’s architect preliminary plans for all tenant improvements for the Premises, including 100% schematic design (the “Preliminary Drawings”) for Landlord review.  Landlord shall have ten (10) business days after receipt of the Preliminary Drawings to review and comment on the Preliminary Drawings including, but not limited to, requested alterations to the Preliminary Drawings.  Tenant shall cause Tenant’s Architect to incorporate Landlord’s requested alterations to the Preliminary Drawings and submit revised plans Landlord not later than five (5) business days from receipt of Landlord’s requested changes. If Tenant does not agree with Landlord’s requested changes, the parties shall work diligently and in good faith to agree upon revisions to the Preliminary Drawings and upon mutual agreement, Tenant shall cause Tenant’s Architect to promptly prepare revised Preliminary Drawings.

1.1(b)     Final Working Drawings.  Tenant shall cause Tenant’s Architect to prepare, and furnish to Landlord within forty-five (45) days following Landlord’s approval of the Preliminary Drawings, complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings for (i) all demolition work, (ii) all of the Premises, showing the demising plan, improvements, and Tenant’s design work, (iii) Tenant’s electrical, plumbing and lighting requirements, (iv) any internal or external communications or special utility facilities, and (v) any work required to be performed by Tenant pursuant to the Lease (collectively, the “Final Working Drawings and Specifications”), all in such form and in such detail as required for issuance of a building permit and as generally required by industry-standard practices of landlords of similar office/laboratory buildings in New Haven.

Landlord shall provide its approval or provide specific objection to the Final Working Drawings and Specifications within ten (10) business days receipt thereof.  If Landlord provides such objection, Tenant shall cause Tenant’s Architect to revise such plans to incorporate Landlord’s comments within five (5) business days following receipt of Landlord’s objection.  Landlord and Tenant shall thereafter work diligently and in good faith to agree upon revisions to the proposed Final Working Drawings and Specifications.  Once the parties have agreed on such modifications, Tenant shall cause Tenant’s Architect to revise the Final Working Drawings and Specifications to incorporate the agreement of the parties and submit such revisions to Landlord for approval not later than five (5) business days from agreement on such modifications in accordance with the foregoing procedure.  The Final Working Drawings and Specifications shall comply with all of the conditions set forth in Section 1.2 below.  As soon as Landlord has approved the Final Working Drawings and Specifications, Landlord’s Authorized Representative and Tenant shall each sign the same.  As hereinafter used in this Work Letter, the term “Final Working Drawings and Specifications” shall mean the Final Working Drawings and Specifications (as defined hereinabove), together with any Change Orders approved pursuant to Section 1.4 below.

Concurrent with the delivery of the Final Working Drawings and Specifications, Tenant shall cause Tenant’s Architect to cooperate with the Contractor (as defined below) to prepare for Tenant, and Landlord’s review and approval, a tentative construction schedule for the Tenant Work represented by the Final Working Drawings and Specifications showing the anticipated commencement date and projected completion date.  Tenant’s Architect and/or the Contractor (as defined below) shall provide all services necessary for the preparation of the Final Working Drawings and Specifications, and for securing such permits and approvals as, by reason of the nature of the Tenant Work, shall be required from any governmental authority having jurisdiction over such work or for compliance with all Applicable Laws deemed necessary by Landlord in connection with the Tenant Work.

1.2         Requirements of Final Working Drawings and Specifications. The Final Working Drawings and Specifications shall: (i) require materials and finishes that meet or exceed the quality of Building standard materials and finishes; (ii) comply with all applicable laws; (iii) comply with all applicable insurance regulations for first-class buildings; and (iv) include locations and complete and exact dimensions.

1.3       Permits and Approvals.  Tenant’s Architect shall provide all services necessary for the preparation of the Final Working Drawings and Specifications, and for securing such permits and approvals as, by reason of the nature of the Tenant Work, shall be required from any governmental authority having jurisdiction over such work or for compliance with all Applicable Laws deemed necessary by Landlord in connection with the Tenant Work.

1.4        Changes to Final Working Drawings and Specifications.  Changes in Tenant Work, shall be made by written agreement between Landlord and Tenant (each, a Change Order”).  Each Change Order shall be prepared by Tenant and signed by both Tenant and Landlord stating their agreement upon all of the following: (a) scope of the change in Tenant Work; (b) the cost of the change in Tenant Work; and (c) the manner in which the cost of the change in Tenant Work will be paid or credited by Landlord or Tenant as reasonably agreed to by Landlord and Tenant.

1.5          No Representations or Warranties Regarding Plans.  In no event shall the approval by Landlord of the Final Working Drawings and Specifications, or any Change Order, constitute a representation or warranty by Landlord of (i) the accuracy or completeness thereof, (ii) the absence of design defects or construction flaws therein, or (iii) compliance thereof with applicable statutes, laws and ordinances and Tenant agrees that Landlord shall incur no liability by reason of such approval.

2.1          Contractors.  Tenant shall select a contractor and demolition contractor, which shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, which contractor shall act as general contractor and/or construction manager (the “Contractor”).  Promptly following completion of the Final Drawings and Specifications, Tenant shall enter into a construction contract directly with the Contractor for the construction of the Tenant Work in accordance with the Final Working Drawings and Specifications, which construction contract shall be consistent with the terms of this Work Letter. Thereafter, Tenant shall submit to Landlord, Tenant’s construction contract with its Contractor; provided, however, Landlord’s consent to such construction contract shall not be unreasonably withheld.  Promptly following the execution thereof, Tenant shall provide Landlord with any and all material amendments to the construction contract.  Landlord shall have the right to approve subcontractors which approval shall not be unreasonably withheld, delayed or conditioned.  Further, if any subcontractor engaged in the Tenant Work violates any Building rules or regulations or any applicable laws or causes material damage to the Property, Tenant shall take reasonable steps to correct such situation, and following the second such incident, Tenant shall terminate the work of such subcontractor within five (5) days following written demand from Landlord.  Tenant shall use commercially reasonable efforts to ensure that all labor employed in the performance of the Tenant Work works in harmony with all other contractors performing work at the Building.

2.2         Permits.  Tenant’s Architect and/or Contractor shall obtain a building permit for the portion of the Tenant Work to which the Final Working Drawings and Specifications are applicable. Tenant shall not commence construction or installation of a portion of the Tenant Work until all necessary permits and approvals required for the construction and installation of such portion of the Tenant Work have been obtained and copies of any and all such permits, licenses, and approvals have been provided to Landlord.

3.            Construction.

3.1         Construction Commencement and Completion of Construction. At such time that, Tenant’s Architect and/or Contractor has obtained a building permit and all other necessary approvals for construction of the Tenant Work and Tenant and its Contractor have delivered certificates of insurance for the insurance required by this Work Letter, Tenant shall commence demolition and construction of the Tenant Work in accordance with the Final Working Drawings and Specifications and, once commenced, shall pursue the same diligently to completion no later than the Rent Commencement Date.  Promptly upon the commencement of the Tenant Work, Tenant shall furnish Landlord’s Authorized Representative with a revised construction schedule setting forth the commencement date and projected completion date of the Tenant Work.  Tenant shall deliver an updated construction schedule to Landlord’s Authorized Representative on a bi-weekly basis.  Tenant shall have the right to construct the Tenant Work in the Premises both during and after normal building hours, subject to compliance with the rules and regulations of the Building.  Tenant shall use commercially reasonable efforts to minimize construction noises, dust, vibration, odor and other interference during Building Operating Hours and shall not unreasonably interfere with other Building tenant’s use of their premises or common areas during Building Operating Hours, in performing the Tenant Work. In connection therewith, Tenant acknowledges that the following work, which list is illustrative but not exhaustive, may not be performed during Building Operating Hours: core drilling, work involving odorous materials detectable from outside the Premises, use of oil-based paint and shooting into the floor or deck above.  If Landlord gives Tenant written notice of complaints from other tenants in the Building that Landlord believes, in good faith, are reasonable complaints regarding unreasonable interference with such person’s use of its premises during Building Operating Hours as a result of the construction of the Tenant Work, Tenant shall immediately cease such applicable construction during Building Operating Hours.  Without limiting the foregoing, all work performed in connection with the Tenant Work shall be performed in compliance with the Building’s rules and regulations and all applicable laws.  Tenant shall, as part of the Tenant Work, make any and all improvements to the Premises that are necessary to cause the same to comply with all applicable laws to the extent such compliance work is triggered by the Tenant Work.

3.2          Access.  Upon reasonable notice to Landlord and in compliance with the provisions of the Lease, Tenant may access the Building risers, closets, shafts and, outside of normal Building Operating Hours and subject to the terms of the leases with respect to the same, third party tenant spaces for the purpose of installing its voice, data and telecommunications equipment.  Tenant shall also have the right to use the loading docks and designated elevators during Tenant’s Work, as reasonably coordinated with Landlord.  Tenant shall indemnify, defend and hold Landlord harmless from and against all loss, cost, expense and claims arising in connection with Tenant’s access pursuant to this Section 3.2 and all work performed in connection therewith, except to the extent resulting from a pre-existing Building condition or otherwise caused by the gross negligence or willful misconduct of Landlord Parties.

3.3      Building Systems.  If any shutdown of plumbing or electrical equipment becomes necessary during the course of construction of any of the Tenant Work, Tenant shall provide reasonable advance notice to Landlord, and reasonably cooperate with Building staff.

3.4        Inspections.  In addition to any right of Landlord under the Lease and this Work Letter to enter the Premises for the purpose of posting notices of nonresponsibility, and the right of Landlord’s construction manager to enter the Premises to observe the Tenant Work, Landlord, its lender, and their respective  officers, agents, and/or employees shall have the right at all reasonable times during the construction period of the Tenant Work to enter upon the Premises and inspect the Tenant Work to determine that the same is in conformity with the Final Working Drawings and Specifications and all requirements of this Work Letter.  The foregoing notwithstanding, neither Landlord nor such lender is under any  obligation to supervise, inspect or inform Tenant of the progress of construction of the Tenant Work and Tenant shall not rely upon them  therefor.

3.5          Walk-Through of Tenant Improvements.  Within ten (10) days following the Substantial Completion of the Tenant Work, Tenant shall notify Landlord thereof and shall provide Landlord an opportunity to inspect the same.  “Substantial Completion” and “Substantially Complete” (or any variation thereof) shall mean the date when the Tenant Work is substantially completed as required by the Lease and this Work Letter, with the exception of minor “punch list items” (as that term is commonly used in the construction industry), and either a temporary or final certificate of occupancy is issued.  Within ten (10) business days following Tenant’s notice, Landlord (or its representative) shall walk-through and inspect the Tenant Work, and shall either approve such work or advise Tenant in writing of any defects or uncompleted items that fail to conform to the Final Working Drawings and Specifications.  Tenant shall, at Tenant’s sole cost and expense (to the extent such cost and expense exceeds the Improvement Allowance), promptly repair such defects or uncompleted items so as to be in material compliance with the Final Working Drawings and Specifications and in compliance with the Lease.  Landlord’s approval of the Tenant Work, or Landlord’s failure to advise Tenant of any defects or uncompleted items in the Tenant Work, shall not relieve Tenant of responsibility for constructing and installing the Tenant Work substantially in accordance with the Final Working Drawings and Specifications, this Work Letter, and in conformance with all applicable laws. No lack of approval by Landlord of the Tenant Work shall in any way affect Tenant’s ability to occupy the Premises and conduct its business therein, provided that such occupancy is permitted under the Applicable Laws and further provided that Tenant shall continue to be obligated to complete or correct the same as required herein.

3.6        Completion of Tenant Improvements.   Upon completion of the Tenant Work, Tenant shall:  (a) obtain and deliver to Landlord a certificate of occupancy for the Tenant Work from the governmental agency having jurisdiction thereof, if applicable; (b) deliver to Landlord receipted invoices (or invoices with canceled checks attached) from Tenant’s Contractor(s) showing evidence of full payment for such portion of the Tenant Work as is shown on such invoices (except to the extent that Tenant or Tenant’s Contractor is disputing, in good faith, any amount due, which shall be provided promptly following resolution of such dispute); (c) deliver to Landlord a full set of reproducible as-built drawings, if available, and electronic CAD files for the Tenant Work (including all Change Orders) to the extent applicable, including, without limitation, architectural drawings, structural drawings, mechanical drawings, including plumbing, fire sprinkler, electrical and life safety; (d) deliver to Landlord the building permit or permits for the Tenant Work with any required final approvals; (e) complete Landlord’s punch list items provided by Landlord to Tenant in accordance with Section 3.5 above; (f) deliver to Landlord copies of all written construction and equipment warranties related to the portions of the Tenant Work involving Building systems or those portions of the Premises Landlord is required to maintain or repair under the Lease, including assignments of any and all warranties to the extent assignable; (g) deliver to Landlord unconditional lien releases from all Lien Claimants (as defined below) providing work or materials in connection with the Tenant Work, including, in each case, a certification that such Lien Claimant has been paid in full (except to the extent that Tenant or Tenant’s Contractor is disputing, in good faith, any amount due, which shall be provided promptly following resolution of such dispute).

3.7         Protection Against Lien Claims.  Tenant agrees to (A) fully pay and discharge all claims for labor done and materials and services furnished in connection with the construction of the Tenant Work and (B) take all reasonable steps to forestall the assertion of claims of lien against the Property or any part thereof or right or interest appurtenant thereto by contractors retained by Tenant in connection with the Tenant Work.  In the event that there shall be recorded against the Premises or the Property part any claim or lien arising out of the Tenant Work, and such claim or lien shall not be removed from title or discharged within thirty (30) days after the same is recorded, then Landlord may exercise its right to remove said liens in accordance with the Lease.

3.8        Building Services and Access.  Subject to the application of the Improvement Allowance, Tenant shall reimburse Landlord for all documented reasonable out of pocket expenses incurred by Landlord on account of or in connection with any non-business hours Tenant Work, including, without limitation, any hoisting charges, electrical services, water or unmanned freight elevators, provided that Landlord shall not mark-up any such charges or charge any additional amount on account of such services.  Tenant shall repair any damage to the Building arising out of the construction of the Tenant Work to the extent caused by Tenant, its agents, Contractor(s), subcontractors, or material suppliers.  All such repairs shall be made at Tenant’s sole cost and expense.

4.            Tenant’s Allowance and Work Cost.

4.1        Allowance.  Subject to the terms and conditions set forth in this Work Letter, Landlord shall provide Tenant with the Improvement Allowance as set forth in the Lease.

4.2        Work Cost.  Tenant shall use the Improvement Allowance toward the payment of “Work Costs” incurred in performing the Tenant Work, provided that at least 80% of the Improvement Allowance must be expended on hard construction costs.  As used herein, “Work Cost” means the out of pocket costs incurred by Tenant for: (i) all design, architectural and engineering fees and consultant fees incurred by Tenant in connection with the preparation, review and approval of the Final Working Drawings and Specifications and any preliminary plans prepared in advance of such Final Working Drawings and Specifications, and in connection with the oversight and inspection of the Tenant Work; (ii) governmental agency plan check, permit and other fees; (iii) sales and other taxes; (iv)  inspection costs; (v) the actual costs and charges for material, equipment, temporary facilities and labor, Contractor’s profit and general overhead incurred by Tenant for the Tenant Work and for any signage installed by Tenant; and (vi) commissioning and balancing of heating, ventilating and air conditioning units and installing supplemental heating, ventilating and air conditioning units as may be necessary.

4.3         Other Costs.   Except as set forth above, Tenant may use the Improvement Allowance toward the payment of “Equipment Costs” incurred by Tenant for the cost of installation of certain equipment in the Premises.  As used herein, “Equipment Costs” shall mean the out-of-pocket costs incurred by Tenant for (i) installation and furnishing of voice/data cabling in the Premises, to include racks, furniture hook-up and hook-up to telephone and computer equipment (such equipment to be supplied by Tenant), (ii) installation of a telephone switch, and (iii) installation of a security system in the Premises.

4.4          Disbursement of Allowance.  Tenant may request disbursements from the Improvement Allowance for reimbursement of amounts incurred and paid by Tenant not more frequently than once each month during construction of the Tenant Work.  Notwithstanding anything to the contrary, to the extent that Work Cost is expected to exceed the Improvement Allowance, no monthly disbursement shall exceed the product of: (i) a fraction, the numerator of which is the Improvement Allowance and the denominator of which is the anticipated Work Cost multiplied by (ii) the total amount incurred by Tenant for the Tenant Work for the applicable month.  Landlord shall not be obligated to make any disbursements of the Improvement Allowance so long as an event of default by Tenant exists under the Lease and is continuing beyond any applicable notice and cure periods.  Each request for disbursement shall be accompanied by:  (i) a written request for disbursement itemizing each category of cost for which payment is requested, in form and content reasonably acceptable to Landlord; (ii) unconditional, partial lien releases, in a form reasonably satisfactory to Landlord from all Lien Claimants with respect to all work or materials to the Tenant Work covered by the prior disbursement, in the amount previously paid; and (iii) paid invoices, vouchers, statements, affidavits and/or other documents in a form reasonably acceptable to Landlord which substantiate and justify the disbursement requested, including, without limitation, a certification from Tenant’s Architect and Contractor as to the Work Cost to date and the Work Cost covered by the disbursement request, and any other information or item required by Landlord’s lender. As used herein, “Lien Claimants” shall mean any person or entity supplying work or material to the Tenant Work under a direct contract with Tenant or Tenant’s Contractor.  Landlord shall pay each disbursement within thirty (30) days following the date that Landlord receives all materials required above with respect to such disbursement.  Notwithstanding anything to the contrary contained in this Work Letter, Landlord shall have no obligation to disburse any amounts from the Improvement Allowance on account of any request not made within twelve (12) months of the Commencement Date, at which time any portion of the Improvement Allowance for which a request has not been submitted in the manner required above shall be applied as set forth in Section 4.5 (Unused Allowance) below.  Landlord shall retain twelve (12%) of the Improvement Allowance until completion of the Tenant Work, including satisfaction of the conditions set forth in Section 3.6 above.

4.5         Unused Allowance.  If the aggregate of the amounts incurred by Tenant in connection with the Tenant Work (including Work Costs and Equipment Costs) is less than the otherwise applicable Improvement Allowance, any remaining balance shall be forfeited by Tenant.

4.6        Reimbursement of Landlord Expenses; No Landlord Fees.  Tenant shall reimburse Landlord for all reasonable, out of pocket expenses incurred by Landlord for third party fees in connection with the Tenant Work, including architectural, engineering and consulting fees.  The foregoing reimbursement shall be reduced from the Improvement Allowance.  Except to the extent of reimbursements expressly provided for herein, Landlord shall receive no fee or compensation on account of its review of plans or changes thereto or on account of its supervision of the Tenant Work.

5.         Authorized Representatives.  With respect to the Tenant Work, Tenant’s authorized construction representative is Michael Mckenna (mmckenna@quantum-si.com) and Landlord’s authorized construction representative is Jake Pine (the “Landlord’s Authorized Representative”).  Only such construction representatives are authorized to execute documents or issue approvals on behalf of Tenant and Landlord, respectively, and without the signature of such authorized construction representative, no such document shall be binding upon such party.  Tenant and Landlord may from time to time change or add to the list of authorized construction representatives by giving the other party written notice of the addition or change.  Each of Tenant’s and Landlord’s authorized construction representatives designated pursuant to this Section are hereby respectively authorized by Tenant and Landlord, and on their behalf, to perform the respective requirements of Tenant and Landlord hereunder.  Wherever items are to be delivered to Landlord under this Work Letter, Tenant shall deliver the same to Landlord’s Authorized Representative, and with respect to all plans, drawings and change orders, also to Landlord’s architect.  Wherever approval, disapproval or other action may be requested of, or is required or may be taken by, Landlord pursuant to this Work Letter, such approval, disapproval or other action shall be requested of, and may be given or performed by, Landlord’s Authorized Representative on behalf of Landlord.

6.           Indemnity and Insurance.

6.1        Indemnity.  Tenant shall indemnify and hold harmless Landlord against any and all liability, claims, mechanics liens, judgments, or demands, including demands arising from injuries to or death of persons (Tenant’s employees, Tenant’s Contractor, employees of Tenant’s Contractor(s) and employees of all subcontractors and sub-subcontractors of Tenant’s Contractor included) and damage to property, or any other loss, loss of rent, damage, or expense, arising directly or indirectly out of the Tenant Work and the obligations herein undertaken by Tenant or out of the operations conducted by Tenant and/or its Contractor(s), subcontractors or sub-subcontractors, except to the extent resulting from any pre-existing Building condition or otherwise caused by the negligence or willful misconduct of Landlord Parties, and will make good to and reimburse Landlord for any expenditures, including reasonable actual attorneys’ fees, which such person may incur by reason of such matters and, if requested by such person, will defend such person against the above-described matters at the sole cost and expense of Tenant.

6.2          Insurance.  Tenant shall, at its sole expense, be responsible for the securing of insurance by Tenant’s Contractor and for the maintenance of same by Tenant’s Contractor until completion and final acceptance of the Tenant Work.  Certificates of insurance affording evidence of same shall be obtained from Tenant’s Contractor by the Tenant and delivered to the Landlord prior to the commencement of any work by Tenant’s Contractor.  The required insurance coverage is as set forth in Schedule 9A (Insurance Coverages for Tenant’s Work) of the Lease.

A certificate and endorsements affording evidence of the above requirements must be delivered to Landlord before Tenant’s Contractor performs any work at or prepares or delivers materials to the site of construction.

Tenant shall require its Contractor to require its subcontractors to provide insurance where Tenant’s Contractor would be required to carry insurance under this insurance section and to be responsible for obtaining the appropriate certificates or other evidence of insurance.

Tenant’s Contractor shall maintain all of the foregoing insurance coverage in force until the work under this agreement is fully completed and accepted except as to any Products and Completed Operation Coverage, which is to be maintained for one (1) year following completion of the work and acceptance by Landlord and Tenant.

Any casualty insurance maintained by Tenant’s Contractor and its subcontractors shall preclude subrogation claims by the insurer against anyone insured thereunder.

The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under the “indemnity” paragraph of this agreement.

If the Tenant fails to secure and maintain the required insurance from Tenant’s Contractor, the Landlord shall have the right (without any obligation to do so, however) to secure the same in the name and for the account of the Tenant’s Contractor(s) in which event Tenant shall pay the cost thereof and shall furnish upon demand, all information that may be required in connection therewith.  Further, such failure to secure and maintain the required insurance shall constitute a default under the Lease and Landlord shall be entitled to immediately have all Tenant Work cease until cured.

7.           Miscellaneous

(a)         Tenant, Tenant’s Contractor and Tenant’s construction manager (if any such construction manager has been retained) shall each, as applicable, perform the Tenant Work in accordance with all customary and reasonable safety and construction rules and regulations of Landlord.  All work and deliveries shall be scheduled through Landlord.  Entry by Tenant’s Contractor shall be deemed to be under all the terms, covenants, provisions and conditions of the Lease except the covenant to pay Rent.  All Tenant’s materials, work, installations and decorations of any nature brought upon or installed in the Premises shall be at Tenant’s risk, and neither Landlord nor any party acting on Landlord’s behalf shall be responsible for any damage thereto or loss or destruction thereof, except to the extent caused by the negligence or willful misconduct of Landlord Parties.

(b)         Tenant shall cause Tenant’s Contractor to promptly perform all construction clean-up in the Premises to place the same in a condition for Tenant to move into the Premises and commence business operations.  Tenant shall cause its movers to remove all debris and rubbish from Tenant’s move into the Premises.  Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its Contractor, or by reason of delays in such work caused by Tenant or its Contractor, or by reason of cleanup which fails to comply with Landlord’s rules and regulations.

(c)          Tenant’s Contractor shall not post any signs other than those required by law in connection with the construction on any part of the Building or Premises.

8.           Incorporation.  This Work Letter is hereby incorporated into the Lease executed between Landlord and Tenant concurrently herewith.

9.           Landlord Delay.   “Landlord Delay” means the occurrence of any one or more of the following to the extent that any cause a delay in the completion of Tenant’s Work: (i) Landlord is Delinquent (as hereafter defined) in submitting to Tenant any material information, authorization or approvals reasonably requested by Tenant in connection with the performance of Tenant’s Work by the time periods set forth herein; (ii) the unreasonable interference with Tenant’s Work by Landlord or Landlord’s agents other than as required herein related to interference with other tenants in the building and as otherwise may be required by law, provided Tenant has given Landlord written notice of such interference and a reasonable time to cure before it amounts to a Landlord Delay; (vi) any other act or omission of the Landlord which causes a delay in the completion of Tenant’s Work, provided Tenant has given Landlord written notice of such act or omission and a reasonable time to cure before it amounts to a Landlord Delay.  For the purposes of this Section, the term “Delinquent” shall mean that the action or communication required of Landlord is not taken by those time periods set forth in this Work Letter, and if a time period is not explicitly set forth for Landlord’s response or action, then Landlord shall be Delinquent if action or communication of Landlord is not taken within fifteen (15) days following request by Tenant.